Exhibit A
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of March 15, 2010,

Among

SAGE PARENT COMPANY, INC.,

SAGE MERGER COMPANY, INC.

and

SPORT SUPPLY GROUP, INC.

TABLE OF CONTENTS

Page

Exhibits Exhibit A – Amended and Restated Company Charter

                     TERMS                               SECTIONS
Acceptable Confidentiality Agreement	Section 9.03
Acquisition Agreement	Section 5.02(a)
Action	Section 3.11(a)
Adverse Recommendation Change	Section 5.02(d)
Affiliate	Section 9.03
Agreement	Preamble
Applicable Company Contract	Section 3.16(b)
Benefit Plan	Section 3.10(a)
Business Day	Section 1.02
Book-Entry Shares	Section 2.02(a)
Certificate of Merger	Section 1.03
Certificates	Section 2.02(a)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(g)
Company	Preamble
Company Board	Section 3.04(b)
Company Board Recommendation	Section 3.04(b)
Company Bylaws	Section 3.01
Company Capital Stock	Section 3.03(a)
Company Charter	Section 3.01
Company Common Stock	Section 2.01
Company Disclosure Letter	Article III
Company Expenses	Section 6.06(e)
Company Option	Section 2.01(d)(ii)
Company Material Adverse Effect	Section 9.03
Company Preferred Stock	Section 3.03(a)
Company Restricted Share	Section 2.01(d)(i)
Company SEC Documents	Section 3.06(a)
Company Stockholder Approval	Section 3.04(b)
Company Stockholder Meeting	Section 6.01(b)
Company Stock Plans	Section 9.03
Company Subsidiaries	Section 3.01
Company Takeover Proposal	Section 5.02(g)
Consent	Section 3.05(b)
Continuing Employee	Section 6.04(a)
Continuing Party	Section 5.02(a)
Continuing Party Determination Date	Section 5.02(a)
Contract	Section 3.05(a)
Covered Matters	Section 9.10
Covered Persons	Section 6.05(a)
Credit Agreement	Section 3.08
DGCL	Recitals
DOL	Section 3.10(b)
Debt Financing	Section 4.06
Debt Financing Commitments	Section 4.06
Delaware Secretary	Section 1.03
Dissenting Shares	Section 2.01(e)
Effective Time	Section 1.03
Environmental Laws	Section 3.15(b)
Equity Financing	Section 4.06
Equity Financing Commitments	Section 4.06
ERISA	Section 3.10(a)
ERISA Affiliate	Section 3.10(d)
Exchange Act	Section 3.05(b)
Exchange Fund	Section 2.02(a)
Excluded Party	Section 9.03
Fairness Opinion	Section 3.14
Filed Company SEC Documents	Article III
Financing	Section 4.06
Financing Commitments	Section 4.06
Financing Termination Fee	Section 6.06(d)
GAAP	Section 3.06(b)
Governmental Entity	Section 3.05(b)
Grant Date	Section 3.03(c)
Group	Section 5.02(g)
Guarantor	Recitals
Hazardous Substance	Section 3.15(b)
Houlihan Lokey	Section 3.13
HSR Act	Section 4.11
Indebtedness	Section 9.03
Intellectual Property Rights	Section 3.18(a)
Intervening Event	Section 5.02(g)
Intervening Event Determination	Section 5.02(d)
Intervening Event Notice	Section 5.02(d)
Intervening Event Notice Period	Section 5.02(d)
Knowledge of the Company	Section 3.06(g)
Law	Section 3.05(a)
Leased Property	Section 3.17(c)
Limited Guarantee	Recitals
Liens	Section 3.02(a)
Losses	Section 6.05(c)
Maximum Premium	Section 6.05(b)
Merger	Section 1.01
Merger Consideration	Section 2.01(c)(i)
Non-Intervening Event Adverse Recommendation Change	Section 5.02(d)
Non-Intervening Event Adverse Recommendation Change
Determination	Section 5.02(d)
Non-Intervening Event Adverse Recommendation Change
Notice	Section 5.02(d)
Non-Intervening Event Adverse Recommendation Change Notice Period	Section 5.02(d)
Parent Non-Intervening Adverse Recommendation Change Proposal	Section 5.02(d)
Notice Period	Section 8.05(b)
Option Consideration	Section 2.01(d)(ii)
Order	Section 3.05(a)
Original Solicitation Period End Date	Section 5.02(a)
Outside Date	Section 8.01(b)(i)
Owned Real Property	Section 3.17(b)
Parent	Preamble
Parent Adverse Recommendation Change Proposal	Section 5.02(d)
Parent Expenses	Section 6.06(b)
Parent Disclosure Letter	Article IV
Parent Intervening Event Proposal	Section 5.02(d)
Parent Material Adverse Effect	Section 9.03
Parent Proposal	Section 8.05(b)
Parent Termination Fee	Section 6.06(d)
Paying Agent	Section 2.02(a)
Permits	Section 3.01
Permitted Liens	Section 3.17(f)
Person	Section 9.03
Proxy Statement	Section 3.05(b)
Real Property	Section 3.17(c)
Real Property Leases	Section 3.17(c)
Representatives	Section 5.02(a)
Restricted Share Consideration	Section 2.01(d)(i)
Rollover Agreements	Recitals
Rollover Options	Section 9.03
Rollover Persons	Section 9.03
Rollover Shares	Section 9.03
Schedule 13E-3	Section 4.05
SEC	Section 3.06(a)
Securities Act	Section 3.06(b)
SOX	Section 3.06(f)
Solicitation Period End Date	Section 5.02(a)
Solvent	Section 4.13
Special Committee	Section 9.03
Specified Person	Section 9.12(a)
Sub	Preamble
subsidiary	Section 9.03
Superior Company Proposal	Section 5.02(g)
Superior Proposal Determination	Section 8.05(b)
Superior Proposal Notice	Section 8.05(b)
Surviving Corporation	Section 1.01
Taxes	Section 3.09(i)
Tail Fee	Section 6.06(b)
Tax Return	Section 3.09(k)
Termination Fee	Section 9.03
Transactions	Section 1.01
Voting Company Debt	Section 3.03(d)
Voting Agreements	Recitals
WARN	Section 3.19(e)
Withdrawal Fee	Section 6.06(b)

AGREEMENT AND PLAN OF MERGER, dated as of March 15, 2010 (this “Agreement”), by and among SAGE PARENT COMPANY, INC., a Delaware corporation (“Parent”), SAGE MERGER COMPANY, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), and SPORT SUPPLY GROUP, INC., a Delaware corporation (the “Company”).

WHEREAS, the Company Board, acting upon the unanimous recommendation of the Special Committee, has unanimously determined (with one abstention) that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and the stockholders of the Company (other than Parent, Sub, Guarantor and the Rollover Persons that are stockholders of the Company and their respective Affiliates);

WHEREAS, the Company Board, acting upon the unanimous recommendation of the Special Committee, has unanimously adopted (with one abstention) resolutions approving and declaring advisable the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and recommending that the Company’s stockholders adopt the “agreement of merger” (as such term is used in Section 251 of the Delaware General Corporation Law (the “DGCL”)) contained in this Agreement and approve the transactions contemplated hereby, including the Merger;

WHEREAS, the respective boards of directors of Parent and Sub have each approved, and the board of directors of Sub has declared it advisable for Sub to enter into, this Agreement providing for the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent is entering into one or more voting agreements (the “Voting Agreements”) with certain stockholders of the Company pursuant to which such stockholders agree to take specified actions in furtherance of the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent is entering into one or more rollover agreements (the “Rollover Agreements”) with the Rollover Persons pursuant to which the Rollover Persons agree to exchange shares of Company Common Stock, Company Restricted Shares or Company Options, as applicable, for shares of common stock of Parent or options exercisable for shares of common stock of Parent;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, ONCAP Investment Partners II L.P., an Ontario limited partnership (“Guarantor”), has provided a limited guarantee of the obligations of each of Parent and Sub, in a form satisfactory to the Company, dated as of the date hereof (the “Limited Guarantee”); and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time (the “Merger”).  At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.  At the election of Parent, any direct or indirect wholly-owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger.  In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect such substitution.  The Merger, the payment of the Merger Consideration, the Restricted Share Consideration and the Option Consideration, and the other transactions contemplated by this Agreement are referred to in this Agreement collectively as the “Transactions.”

SECTION 1.02. Closing.  The closing (the “Closing”) of the Merger shall take place at the offices of Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201 at 10:00 a.m., local time, as promptly as practicable but in no event later than the third day, other than a Saturday, Sunday or day on which banks in New York, New York are required or entitled to be closed (“Business Day”), following the satisfaction (or, to the extent permitted by Law, waiver by all parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that are only capable of being satisfied at the Closing, including the payment of the Merger Consideration, Restricted Share Consideration and Option Consideration pursuant to Article II), or at such other place, time and date as shall be agreed in writing between Parent and the Company; provided, however, that in the event that the Closing shall not have occurred by the third Business Day after the satisfaction or waiver of the conditions (other than conditions that are only being capable of being satisfied at the Closing, including the payment of the Merger Consideration, Restricted Share Consideration and Option Consideration pursuant to Article II) set forth in Article VII (or, if the Outside Date is fewer than three Business Days after the satisfaction or wavier of such conditions, on the Outside Date) pursuant to the terms of this Section 1.02 (including because the Debt Financing or any alternative financing under Section 6.09 is not available or has not been obtained), then, subject to the terms of Section 6.06, Section 9.12 and Section 9.13, neither Parent nor Sub shall be required to consummate the Closing or the other Transactions (including the Merger).  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall file, or cause to be filed, a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”), in such form as is required by, and duly executed and verified in accordance with, the relevant provisions of the DGCL, and shall take all such further actions and make all other filings or recordings as may be required under the DGCL to make the Merger effective.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger.  The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time.”

SECTION 1.04. Effects.  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

SECTION 1.05. Certificate of Incorporation and Bylaws.

(a) The Company Charter as in effect immediately prior to the Effective Time shall be amended and restated at the Effective Time to be in the form of Exhibit A, and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the terms of the bylaws of the Surviving Corporation, the certificate of incorporation of the Surviving Corporation or as permitted by applicable Law.

SECTION 1.06. Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and such directors shall hold office in accordance with and subject to the certificate of incorporation and bylaws of the Surviving Corporation.  The Company shall use its commercially reasonable efforts to cause the resignation of each member of the Company Board and the resignation or removal of each member of the board of directors of each Company Subsidiary, including obtaining written letters of resignation, in each case effective immediately upon the consummation of the Transactions, including the Merger, on the Closing Date.

SECTION 1.07. Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, and such officers shall hold office in accordance with and subject to the certificate of incorporation and bylaws of the Surviving Corporation.

                   ARTICLE II

Effect on the Capital Stock of the

Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the issued and outstanding common stock of the Company, par value $0.01 per share (the “Company Common Stock”) or any shares of capital stock of Sub:

(a) Capital Stock of Sub.  Each issued and outstanding share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is owned by the Company, Parent or Sub (whether acquired pursuant to a Rollover Agreement or otherwise) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no Merger Consideration or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock.

    (i) Subject to Section 2.01(b) and Section 2.01(d), and other than any Dissenting Shares and Rollover Shares, each issued and outstanding share of Company Common Stock immediately prior to the Effective Time shall be converted into the right to receive (subject to any applicable withholding Tax) $13.55 in cash (the “Merger Consideration”), upon the surrender of such shares of Company Common Stock as provided in Section 2.02.

    (ii) As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, the names of the former registered holders shall be removed from the registry of holders of such shares, and each holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of the Certificate with respect to such shares of Company Common Stock or Book-Entry Shares in accordance with Section 2.01(d)(vi) and Section 2.02, without interest, as provided herein.

(d) Treatment of Company Equity-Based Awards.

    (i) As of the Effective Time, each then outstanding, unvested restricted share of Company Common Stock awarded under the Company Stock Plans (each, a “Company Restricted Share”) shall become free of all restrictions and fully vested, and shall be cancelled and treated in connection with the Merger as if such Company Restricted Share was a share of Company Common Stock, including the right to receive the Merger Consideration pursuant to Section 2.01(c) with respect to each such Company Restricted Share (the “Restricted Share Consideration”) upon the surrender of such Restricted Shares as provided in Section 2.01(d)(vi).

    (ii) As of the Effective Time, each then outstanding option to purchase shares of Company Common Stock (other than Rollover Options) under the Company Stock Plans (each, a “Company Option”), whether vested or unvested, shall be cancelled and shall entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, an amount in cash (without interest), subject to any applicable withholding Tax, equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Option multiplied by (y) the excess, if any, of the value of the Merger Consideration over the exercise price per share of such Company Option (with the aggregate amount of such payment rounded to the nearest whole cent) (the “Option Consideration”).  For purposes of clarity, no payment shall be made with respect to any Company Option so cancelled with a per-share exercise price that equals or exceeds the amount of the Merger Consideration.

    (iii) Effective as of the Effective Time, each Rollover Option that is held by a Rollover Person and that is outstanding, whether vested or unvested, and unexercised as of the Effective Time shall be cancelled and exchanged for options to purchase shares of common stock of Parent pursuant to the terms and conditions of the applicable Rollover Agreement; provided that any such cancellation and exchange shall be effected in a manner that does not result in the grant of a new stock right constituting a deferral of compensation within the meaning of Treasury Regulation § 1.409A-1(b)(5)(v).

    (iv) Prior to the Effective Time, the Company, the Company Board and the compensation committee, as applicable, shall adopt any resolutions and shall take any actions necessary or appropriate (including obtaining any required Consents and any other action reasonably requested by Parent) to effectuate the provisions of this Section 2.01(d), including, without limitation, amending the terms of the Rollover Options to effectuate the provisions of Section 2.01(d)(iii) and providing holders of Company Options with notice of their rights with respect to any such Company Options as provided herein.

    (v) From and after the Effective Time, each Company Option shall no longer represent the right to acquire Company Common Stock.  Prior to the Effective Time, the Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Options (other than with respect to the Rollover Options) or Company Restricted Shares.

    (vi) Parent shall cause the Surviving Corporation to pay, less applicable withholding amounts in accordance with Section 2.02(d), (i) the Option Consideration as contemplated in this Section 2.01(d) within five (5) Business Days of the Closing Date and (ii) the Restricted Share Consideration as contemplated in this Section 2.01(d) promptly upon receipt of the same documents and information (including Certificates) required to be received by the Paying Agent pursuant to Section 2.02 in order for a holder of shares of Company Common Stock to be entitled to receive Merger Consideration with respect to its shares of Company Common Stock (other than any Company Restricted Shares).

(e) Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, shares (“Dissenting Shares”) of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to, and properly exercises and perfects, appraisal rights available under Section 262 of the DGCL, shall not be converted into or be exchangeable for the right to receive the Merger Consideration as provided in Section 2.01(c), unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL.  If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s shares of Company Common Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration without any interest thereon.  The Company shall give Parent (i) prompt written notice of any written demands for appraisal of any shares of Company Common Stock, any attempted written withdrawals of such demands and any other written instruments served or written communications made pursuant to the DGCL and received by the Company relating to demands for appraisal, as provided in Section 262 of the DGCL and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(f) For the avoidance of doubt, the parties acknowledge and agree that the contribution of any Rollover Shares and Rollover Options to Parent pursuant to any Rollover Agreements shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event.

SECTION 2.02. Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall select a bank or trust company reasonably satisfactory to the Company to act as payment agent (the “Paying Agent”) for the payment of Merger Consideration (but not the Restricted Share Consideration or the Option Consideration) upon surrender of certificates (the “Certificates”) or non-certificated shares represented by book-entry (“Book-Entry Shares”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock.  On the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Paying Agent all of the cash (in U.S. dollars) necessary to pay for the shares of Company Common Stock converted into the right to receive Merger Consideration (but not the Restricted Share Consideration or the Option Consideration) pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures.

As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates or a Book-Entry Share or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree) and (ii) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for Merger Consideration.  Upon surrender of a Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration payable with respect to the shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate or Book-Entry Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Shares or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.  Subject to Section 2.01(e), until surrendered as contemplated by this Section 2.02, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section 2.02.  No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.

(c) No Further Ownership Rights in Company Common Stock.  The Merger Consideration or Restricted Share Consideration, as the case may be, paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock (including Company Restricted Shares) shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (including Company Restricted Shares), and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock (including Company Restricted Shares) that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for nine (9) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration or Restricted Share Consideration, as the case may be, but only as general creditors thereof for payment of their claim for Merger Consideration or Restricted Share Consideration, as the case may be, without any interest thereon.  Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(e) No Liability.  None of Parent, Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law.  If any Certificate or Book-Entry Share has not been surrendered immediately prior to such date on which Merger Consideration, in respect of such Certificate or Book-Entry Share would irrevocably escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, in (i) direct obligations of the United States of America or (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest thereon, or a combination thereof; provided that, in any such case, no such instrument shall have a maturity exceeding three (3) months from the date of the investment therein.  Any interest and other income resulting from such investments shall be the property of and shall be paid to Parent.

(g) Withholding Rights.  Notwithstanding anything to the contrary contained herein, each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any Merger Consideration, any Restricted Share Consideration and any Option Consideration such amounts as it determines, in its sole discretion, it may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of federal, state, local or foreign Tax Law.  To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to such holder of Company Common Stock (including Company Restricted Shares) or Company Options in respect of which such deduction and withholding was made.

(h) Lost Certificates.  If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration or Restricted Share Consideration, as the case may be, with respect to each share of Company Common Stock formerly represented by such Certificate.

(i) Certain Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of the Company or Parent shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, all references in this Article II (and the definitions used in Article II) to specified number of shares of any class or series (or trading prices therefore) affected thereby, shall be equitably adjusted to the extent necessary to provide to the parties the economic effect contemplated by this Agreement, without duplication, prior to any such change; provided that nothing in this Section 2.02(i) shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

                  ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Sub that, except (i) as set forth in the disclosure letter, dated as of the date of this Agreement, from the Company to Parent and Sub and delivered to Parent on or prior to the date hereof (the “Company Disclosure Letter”) (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure relates; provided, however, that any information set forth in one section of the Company Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face) or (ii) other than with respect to Section 3.03, Section 3.04 and Section 3.06 of this Agreement, to the extent disclosed in any Company SEC Document filed since January 1, 2007 and prior to the date of this Agreement, but only to the extent that the relevance of the applicable disclosure in such Company SEC Document to the applicable Section of this Agreement is reasonably apparent on its face and excluding (w) any disclosures set forth in any risk factor section thereof, (x) any disclosures set forth in any section relating to forward looking statements, (y) any disclosures that are cautionary, predictive or forward looking in nature, and (z) any similar generic disclosures (the “Filed Company SEC Documents”):

SECTION 3.01. Organization, Standing and Power.  Each of the Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has full corporate power and authority, and possesses all governmental approvals, authorizations, certificates, filings, licenses, and permits (including, without limitation, all authorizations under Environmental Laws) (collectively, “Permits”) necessary, to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except for such Permits that are not material to the Company and the Company Subsidiaries, taken as a whole.  The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than where the failure to be so qualified would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.  The Company has made available to Parent prior to the date of this Agreement true and complete copies of the Amended and Restated Certificate of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the Bylaws of the Company, as amended to the date of this Agreement (as so amended, the “Company Bylaws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through and in effect as of the date of this Agreement.

SECTION 3.02. Company Subsidiaries; Equity Interests.

(a) Section 3.02(a) of the Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization.  All of the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in Section 3.02(a) of the Company Disclosure Letter, are, as of the date of this Agreement, owned by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock of any Company Subsidiary.

(b) Except for its interests in the Company Subsidiaries, the Company does not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(c) No Company Subsidiary, as of the date of this Agreement, owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

SECTION 3.03. Capital Structure.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock,” and together with the Company Common Stock, the “Company Capital Stock”).  At the close of business on March 12, 2010, (i) 38,252 unvested Company Restricted Shares were issued and outstanding, (ii) 19,116 vested Company Restricted Shares were issued and outstanding, (iii) 12,485,101 other shares of Company Common Stock (excluding shares of Company Common Stock held by the Company in its treasury and vested and unvested Company Restricted Shares) were issued and outstanding, (iv) no shares of Company Preferred Stock were issued and outstanding, (v) 103,626 shares of Company Common Stock were held by the Company in its treasury, (vi) 2,109,821 shares of Company Common Stock were subject to outstanding Company Options, (vii) 3,103,244 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans (including both 2,109,821 shares of Company Common Stock that are reserved for issuance in connection with outstanding Company Options and 993,423 shares of Company Common Stock that are reserved for issuance but are not subject to any outstanding options or other awards), in each case, subject to adjustments required to be made on the terms set forth in the Company Stock Plans, the Rollover Agreements and the other agreements set forth in Section 3.10(a) of the Company Disclosure Letter governing the Company Restricted Shares and Company Options, as applicable, and (viii) the only type of equity-based awards granted pursuant to the Company Stock Plans are Company Restricted Shares and Company Options, and Company Restricted Shares and Company Options are the only currently outstanding awards under such plans.  Except as set forth above, at the close of business on March 12, 2010, subject to the exercise of Company Options into shares of Company Common Stock in accordance with the terms of such Company Option and except as contemplated by the Rollover Agreements or as permitted by Section 5.01(b), no shares of Company Capital Stock or other voting securities of the Company were, and, immediately prior to the Effective Time no shares of Company Capital Stock or other voting securities of the Company will be, issued, reserved for issuance or outstanding.

(b) All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or is otherwise bound.  Except as set forth in Section 3.03(b) of the Company Disclosure Letter, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (x) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (y) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (z) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

(c) Section 3.03(c) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all holders of outstanding Company Restricted Shares and Company Options, including, with respect to each holder thereof, (i) the exercise price per underlying share, if applicable, (ii) the term of each such Company Option, and (iii) whether such Company Option is a nonqualified stock option or incentive stock option.  Prior to the date hereof, the Company has provided to Parent a copy of each form of award agreement that evidences the grant of Company Options and Company Restricted Shares, and, to the extent that any award has been granted that is evidenced by an award agreement that materially deviates from such form, the Company has provided to Parent a copy of such award agreement.  With respect to each Company Option, (w) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, (x) (1) the award agreement governing such grant was duly executed and delivered by the Company and, to the Knowledge of the Company, each other party thereto, and (2) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws, including the rules of the NASDAQ National Market, and (y) the per share exercise price of each Company Option was not less than the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Option intended to qualify as an “incentive stock option,” and within the meaning of Section 409A of the Code, in the case of each other Company Option) of a share of Company Common Stock on the applicable Grant Date.  Each Company Option intended to qualify as an “incentive stock option” under Section 422(b) of the Code, if any, so qualifies.

(d) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”).

(e) The Company does not have in place, and is not subject to, a stockholder rights plan, “poison pill” or similar plan or instrument.

(f) Except as set forth in Section 3.03(f) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or anti-dilution right with respect to, any shares of Company Capital Stock, or other equity interests in, the Company or any Company Subsidiary.  There are no outstanding contractual obligations of the Company or any Company Subsidiary to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary (other than in the ordinary course of business) or any other Person.

SECTION 3.04. Authority; Execution and Delivery; Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the Transactions.  The execution and delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval.  The Company has duly executed and delivered this Agreement, and assuming the due authorization, execution and delivery of this Agreement by Parent and Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b) The board of directors of the Company (the “Company Board”), at a meeting duly called and held, and acting upon the unanimous recommendation of the Special Committee, has duly and unanimously (with one abstention) adopted resolutions (i) approving and declaring advisable the execution, delivery and performance of this Agreement and, subject to receipt of the Company Stockholder Approval, the consummation of the Merger and the other Transactions on the terms and conditions set forth herein, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders (other than Parent, Sub, Guarantor and the Rollover Persons that are stockholders of the Company and their respective Affiliates) and (iii) recommending that the Company’s stockholders approve and adopt this Agreement, the Merger and the other Transactions (including the unanimous recommendation of the Special Committee, the “Company Board Recommendation”).  Subject to the accuracy, in all material respects, of the representations and warranties of Parent and Sub in Section 4.10, the only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Transactions, including the Merger, is the approval of this Agreement by a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”).

(c) Assuming the accuracy, in all material respects, of the representations and warranties of Parent and Sub set forth in Section 4.10, the Company Board has taken all necessary actions such that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Merger.  The execution, delivery and performance of this Agreement will not cause to be applicable to the Company any other “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under applicable Laws.

SECTION 3.05. No Conflicts; Consents.

(a) Except as set forth in Section 3.05(a) of the Company Disclosure Letter, the execution and delivery and performance by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof by the Company will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any written or unwritten contract, plan, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument or arrangement (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b) and the receipt of the Company Stockholder Approval, any judgment, order, decree, writ, or injunction (“Order”) or any foreign, federal, state or local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Entity, including principles of common law (“Law”), applicable to the Company or any Company Subsidiary or their respective employees, properties or assets, other than, in the case of clauses (ii) and (iii) above, any such violation, conflict, default, termination, cancellation, acceleration, increase, loss, entitlement or Lien that would not be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(b) Subject to the accuracy, in all material respects, of the representations and warranties of Parent and Sub in Article IV, no consent, approval, or other authorization (“Consent”) of, or Order of, or registration, declaration or filing with, or Permit from, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental entity or instrumentality, domestic or foreign, or any arbitral or other dispute resolution body (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (1) a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (together with the letter to stockholders, notice of meeting, and any amendments or supplements to such proxy statement and any exhibits to be filed with the SEC in connection therewith, collectively, the “Proxy Statement”), and (2) such schedules and reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Delaware Secretary, and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iii) any filings or notifications required under the listing standards of the NASDAQ National Market, and (iv) such other items that, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 3.06. SEC Documents; Undisclosed Liabilities.

(a) The Company has filed all reports, schedules, forms, and statements required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) since January 1, 2007 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, and all exhibits and schedules thereto and all information incorporated by reference therein, the “Company SEC Documents”).

(b) As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end, audit and other customary adjustments).

(c) Except (i) as set forth in the consolidated balance sheet as of December 31, 2009, as set forth in the Company’s Form 10-Q for the period then ended, (ii) as set forth in the notes to the financials set forth in the Company’s Annual Report on Form 10-K for the fiscal period ended June 30, 2009, (iii) for liabilities expressly permitted and contemplated by this Agreement, and (iv) for liabilities and obligations incurred since December 31, 2009 in the ordinary course of business consistent with past practice, neither the Company nor any Company Subsidiary, taken as a whole, has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

(d) The Company has, prior to the date hereof, made available to Parent and Sub a complete and correct copy of any material amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(e) None of the Company Subsidiaries is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(f) Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents.  For purposes of the preceding sentence hereof, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.  Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX except as may have been in existence prior to the effective date of Section 402 of SOX.

(g) Except as set forth in Section 3.06(g) of the Company Disclosure Letter, since June 30, 2009, neither the Chief Executive Officer nor the Chief Financial Officer of the Company has identified or has received any oral or written notification of, any (i) “significant deficiency” or (ii) “material weakness” in the Company’s internal controls over financial reporting, and, to the actual knowledge, after due inquiry, of individuals identified on Section 3.06 of the Company Disclosure Letter (the “Knowledge of the Company”), there is no set of circumstances that would reasonably be expected to result in a “significant deficiency” or “material weakness” in the internal controls over financial reporting of the Company.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Public Company Accounting Oversight Board’s Auditing Standard 2, as in effect on the date hereof.  The Company has made available to Parent and Sub, prior to the date hereof, true and complete copies of Accretive Solutions’s report regarding the results of its SOX testing for the Company for the period ended December 31, 2009.  The Company will make available to Parent, upon request, true and complete copies of all documentation maintained by the Company regarding internal controls over financial reporting.

(h) To the Knowledge of the Company, none of the Company, any Company Subsidiary or any of the Company’s or any Company Subsidiary’s employees in their capacities as such, is the subject of any pending, or has at any time since January 1, 2007, been the subject of any, formal or informal investigation by the SEC, and, to the Knowledge of the Company, no such investigation has been threatened or fact exists which would reasonably be expected to result in the institution of any such investigation.  All written correspondence (other than any transmittal letter or other correspondence that does not address substantively any comments or questions from, or ongoing discussions with, the SEC), with the SEC since January 1, 2007 until the date hereof has been made available to Parent and Sub prior to the date hereof, and the Company will promptly deliver to Parent and Sub a copy of any such written correspondence received following the date hereof.  The audit committee of the Company Board has established “whistleblower” procedures in accordance with Exchange Act Rule 10A-3, and, prior to the date hereof, has made available to Parent and Sub true, complete and correct copies of such procedures.  Since June 30, 2009, the audit committee has not received any “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters.  To the Knowledge of the Company, no complaints seeking relief under Section 806 of SOX have been filed with the United States Secretary of Labor and, to the Knowledge of the Company, no employee has threatened to file any such complaint.

(i) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the purpose or intended effect of such Contract or arrangement is to avoid disclosure of any transaction (other than a transaction that is de minimus in amount) involving, or liabilities (other than de minimus liabilities) of, the Company or any of the Company Subsidiaries in the Company’s published financial statements or other Company SEC Documents.

(j) The Company is in compliance, in all material  respects, with the applicable provisions of SOX, the rules and regulations of the SEC adopted in connection therewith, and the applicable listing standards and corporate governance rules of the NASDAQ National Market.

(k) Except as set forth on Section 3.06(k) of the Company Disclosure Letter, the Company has established and maintains, to the extent required by Rule 13a-15 of the Exchange Act, (i) a system of internal control over financial reporting that is sufficient to provide reasonable assurance that (A) transactions that are executed without management’s general or specific authorizations are either prevented or timely detected, (B) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and (C) records are maintained that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company’s and the Company Subsidiaries’ assets, and (ii) a system of disclosure controls and procedures (as defined in the Exchange Act) that is designed to ensure that all material information required to be disclosed by the Company in the Company SEC Documents is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including controls and procedures designed to ensure that information required to be disclosed by the Company in the Company SEC Documents is accumulated and communicated to the Company’s management, as appropriate to allow timely decisions regarding required disclosure.  As of the filing of the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2009 and, so long as required by Law, as of the filing of each Quarterly or Annual Report of the Company filed after the date hereof and prior to the Effective Time or the termination of the Agreement, the Chief Executive Officer and the Chief Financial Officer of the Company have or will have disclosed, based on their then most recent evaluation of internal control over financial reporting, to the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

SECTION 3.07. Information Supplied.  None of the information included or incorporated by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the date such materials are first mailed to the Company’s stockholders and at the time of the stockholders meeting; provided, however, that no representation or warranty is made by the Company with respect to any written information that is supplied by Parent or Sub or any of their respective Representatives for inclusion in the Proxy Statement.  The Proxy Statement, and any amendments or supplements thereto, when filed by the Company with the SEC, or when distributed or otherwise disseminated to the Company’s stockholders, as applicable, shall comply as to form in all material respects with the requirements of the Exchange Act, the rules and regulations thereunder and all other applicable Laws.

SECTION 3.08. Absence of Certain Changes or Events.  Except as disclosed in Section 3.08 of the Company Disclosure Letter, since June 30, 2009 through the date hereof, the Company and the Company Subsidiaries have conducted, in all material respects, their business in the ordinary course consistent with past practice, and since such date through the date hereof, (a) there has not occurred any Company Material Adverse Effect and (b) the Company and the Company Subsidiaries have not (i) except for borrowings under the Credit Agreement, dated as of February 9, 2009, among the Company, Bank of America N.A., and the other lenders party thereto, as amended (the “Credit Agreement”), incurred any material Indebtedness, (ii) increased the compensation or benefits payable to or to become payable to its directors, officers or employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any Company Subsidiary, or granted any rights to severance or termination pay to, or entered into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or taken any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Benefit Plan, (iii) made or changed any material election in respect of Taxes, adopted or changed any material accounting method in respect of Taxes or, except in the ordinary course of business consistent with past practice, settled or compromised any material claim, notice, audit report or assessment in respect of Taxes, (iv) made any material change, other than changes required by GAAP, with respect to accounting policies or procedures of the Company or any Company Subsidiary, (v) pre-paid any material Indebtedness or paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except for such payments, discharges or satisfaction of claims in the ordinary course of business consistent with past practice, (vi) suffered any material damage, destruction or loss, whether or not covered by insurance, (vii) declared, set aside or paid any dividend or other distribution in respect of the Company Capital Stock (except for quarterly dividends of $0.025 per share of Common Stock), or made any direct or indirect redemption, repurchase or other acquisition of any Company Capital Stock, (viii) written up, written down or written off the book value of any material assets, or a material amount of any other assets, other than in the ordinary course of business or except as required by GAAP or Law, (ix) wound-up, liquidated, or dissolved any business, subsidiary, or joint venture of the Company or any Company Subsidiary, or (x) made any material changes in the Company’s disclosure controls and procedures or internal control over financial reporting.

SECTION 3.09. Taxes.  Except as provided in Section 3.09 of the Company Disclosure Letter:

(a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects.  All material Taxes shown to be due on such Tax Returns, or otherwise owed, have been paid.  Since January 1, 2007, no claim has ever been made in writing by a Governmental Entity in a jurisdiction where any of the Company and the Company Subsidiaries does not file Tax Returns that it is or may be subject to Taxation by that jurisdiction.  To the Knowledge of the Company, there are no Liens for Taxes (other than for current Taxes not yet due and payable or Taxes being contested in good faith that have properly been reserved for in accordance with GAAP) on the assets of the Company or any Company Subsidiary.

(b) Since the date of the consolidated balance sheet as of December 31, 2009, as set forth in the Company’s Form 10-Q for the period then ended, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) Neither the Company nor any Company Subsidiary has received any written notice of an assessment or a proposed assessment in connection with any material Taxes that have not been resolved, and there are no threatened or pending Actions regarding any Taxes of the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax payment, assessment, deficiency or collection.

(d) There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company or the Company Subsidiaries.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group, which includes as its members the Company or the Company Subsidiaries).  Neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than Taxes of the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local Law), as a transferee or successor.

(f) Each of the Company and the Company Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(g) During the five year period ending on the date hereof, neither the Company nor any Company Subsidiary has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code, and neither the stock of the Company nor the stock of any Company Subsidiary has been distributed in a transaction satisfying the requirements of Section 355 of the Code.  Neither the Company nor any Company Subsidiary has previously entered into any tax free transaction whose treatment would be adversely affected by the transactions contemplated by this Agreement.

(h) To the extent such information relates to material Taxes of an open taxable period still subject to review by any Governmental Entity or taxing authority, the Company and each Company Subsidiary has delivered to Parent true, correct and complete copies of all Tax Returns, any and all accounting work papers with respect to compliance with the Financial Accounting Standards Board’s Interpretation 48 (Accounting for Uncertainty in Income Taxes), ruling requests, private letter rulings, closing agreements, settlement agreements, Tax opinions, examination reports, statements of deficiencies and other documents or communications sent or received by the Company or any Company Subsidiary relating to Taxes.

(i) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) Neither the Company nor any Company Subsidiary has any income or gain reportable for a taxable period ending after the Closing Date but attributable to (i) a transaction that occurs prior to the Closing Date outside the ordinary course of business or (ii) a change in accounting method made for a taxable period beginning prior to the Closing Date.

(k) For purposes of this Agreement:

“Taxes” means (i) any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, fines, penalties, additions to tax and additional amounts imposed with respect thereto, whether disputed or not) imposed by any Governmental Entity or taxing authority, including:  taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property (real or personal), sales, use, capital stock, payroll, employment, occupation, severance, disability, premium, environmental (including taxes under Code Section 59A), social security, workers’ compensation, estimated, unemployment compensation or net worth; alternative or add on minimum; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties; tariffs and similar charges and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of (A) being a “transferee” of another Person, (B) being a member of an affiliated, combined, consolidated or unitary group, or (C) any contractual liability.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.10. Employee Benefit Plans; ERISA.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each written or unwritten employment agreement, each consulting agreement (other than those involving payments of not more than $50,000 in the aggregate), and each severance agreement (other than those involving payments of not more than $50,000 in the aggregate) and each and every other material written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any Company Subsidiary has or may in the future have any liability (contingent or otherwise).  Each plan, agreement, program, policy or arrangement required to be set forth on the Company Disclosure Letter pursuant to the foregoing is referred to herein as a “Benefit Plan.”

(b) Prior to the date hereof, the Company has made available the following documents to Parent with respect to each Benefit Plan:  (i) correct and complete copies of all documents embodying such Benefit Plan, including (without limitation) all amendments thereto, and all related trust documents, other than award agreements evidencing the grant of Company Options and Company Restricted Shares, which will be provided in accordance with Section 3.03(c), (ii) a written description of any Benefit Plan that is not set forth in a written document, (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iv) the two most recent annual actuarial valuations, if any, (v) all IRS or Department of Labor (“DOL”) determination, opinion, notification and advisory letters received by the Company since January 1, 2007, (vi) the two most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (vii) all material correspondence to or from any Governmental Entity received in the last two years, (viii) all discrimination tests for the most recent two plan years, and (ix) all material written administrative service agreements, group annuity Contracts, and group insurance Contracts.

(c) Each Benefit Plan has been funded, maintained, administered and operated in all material respects in compliance with its terms and with the requirements prescribed by any and all Laws, including (without limitation) ERISA and the Code, which are applicable to such Benefit Plans.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Benefit Plans have been timely made or accrued in each case, in all material respects.  Each Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and either: (i) has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Benefit Plan has been adopted since the date of such letter covering such Benefit Plan that would adversely affect such favorable determination; or (ii) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination.

(d) No plan currently or ever in the past six (6) years maintained, sponsored, contributed to or required to be contributed to by the Company, any Company Subsidiary, or any of their respective current or former ERISA Affiliates is or ever in the past six (6) years was (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a plan described in Section 413 of the Code, (iii) a plan subject to Title IV of ERISA, (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.  The term “ERISA Affiliate” means any Person that, together with the Company or any Company Subsidiary, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(e) Neither the Company nor any Company Subsidiary has been assessed any liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA.  The Company and the Company Subsidiaries have complied in all material respects with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA.  No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Benefit Plan that could reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole.

(f) No Benefit Plan provides, or reflects or represents any liability to provide, benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company and its Subsidiaries other than (i) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code, (iii) disability benefits that have been fully provided for by insurance under a Benefit Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA, or (iv) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Section 3.10(f) of the Company Disclosure Letter.

(g) Except as set forth in Section 3.10(g) of the Company Disclosure Letter, there is no Contract covering any current or former employee of the Company or any Company Subsidiary that, individually or collectively, could give rise to the payment as a result of the Transactions, including the Merger, of any amount that would not be deductible by the Company or such Subsidiary by reason of Section 280G of the Code.  For purposes of the foregoing sentence, the term “payment” shall include (without limitation) any payment, acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.  Except as set forth in Section 3.10(g) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the Transactions, including the Merger, (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Person to any payment, forgiveness of Indebtedness, vesting, distribution, or increase in benefits under or with respect to any Benefit Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Benefit Plan, or (iii) trigger any obligation to fund any Benefit Plan.

(h) No Action (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or threatened against or with respect to any Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Benefit Plan).  There are no Actions pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or other Governmental Entity with respect to any Benefit Plan.

(i) With respect to each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any Tax, interest or penalty thereunder; (ii) the document or documents that evidence each such plan have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.  No Company Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any Tax, penalty or interest under Section 409A of the Code.

(j) Except as set forth in Section 3.10(j) of the Company Disclosure Letter, each Benefit Plan can be amended, terminated or otherwise discontinued on or after the Closing Date in accordance with its terms, without material liability to the Company or without any liability (which liability would be material to the Company) to any of its ERISA Affiliates.

(k) Except as set forth in Section 3.10(k) of the Company Disclosure Letter or as contemplated by this Agreement or as requested by Parent, none of the Company, any Company Subsidiary, any ERISA Affiliate or, to the Knowledge of the Company, any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement, or arrangement, or to modify or change any existing Benefit Plan (other than a modification or change required by ERISA or the Code).

(l) No employee of the Company or any Company Subsidiary is based outside of the United States.  In addition to the foregoing, neither the Company nor any Company Subsidiary has sponsored or incurred any liability with respect to any Benefit Plan that is not subject to United States Law.

SECTION 3.11. Litigation.

(a) Except as disclosed in Section 3.11(a) of the Company Disclosure Letter, there is no suit, action, audit, inquiry or other proceeding (each, an “Action”) pending or, to the Knowledge of the Company, threatened against or directly affecting the Company, any Company Subsidiaries or any of the directors or officers of the Company or any of the Company Subsidiaries in their capacities as such, that (i) seeks injunctive relief against any of the foregoing, (ii) has been brought by or on behalf of any Company Stockholder against any of the foregoing, (iii) would reasonably be expected to result in an adverse judgment in excess of $100,000 in excess of applicable insurance coverage, or (iv) has had or would reasonably be expected to have a Company Material Adverse Effect.  Since January 1, 2007, neither the Company nor any Company Subsidiaries, nor, to the Knowledge of the Company, any officer, director or employee of the Company or any Company Subsidiary, has been permanently or temporarily enjoined by any Order of any Governmental Entity from engaging in or continuing any conduct or practice, in any material respect, in connection with the business, assets or properties of the Company or such Company Subsidiary, nor, to the Knowledge of the Company, is the Company, any Company Subsidiary or any officer, director or employee of the Company or any Company Subsidiaries under investigation by any Governmental Entity with respect to any material actions, activities, or omissions regarding any business, assets, or properties of the Company or the Company Subsidiaries.

(b) Except as set forth in Section 3.11(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has, as of the date hereof and since June 30, 2009, commenced any material Action against any Person.

SECTION 3.12. Compliance with Applicable Laws; Permits.  Except as set forth in Section 3.12 of the Company Disclosure Letter, the Company and the Company Subsidiaries are, and since January 1, 2007 have been, in compliance with all applicable Orders and Laws (excluding Environmental Laws) in all material respects.  Except as set forth in Section 3.12 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any written communication since January 1, 2007 from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law.  Since January 1, 2007, there has occurred no default under, or violation of, any Permit of the Company of any Company Subsidiary, except for defaults under, or violations of, Permits where such default or violation, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.  The Merger, in and of itself, would not cause the revocation or cancellation of any Permit that is material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 3.13. Brokers.  No broker, investment banker, financial advisor or other Person, other than Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission directly or indirectly in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company.  Prior to the date hereof, the Company has furnished to Parent a true and complete copy (except for certain redacted items none of which would impose any obligations on Parent, the Surviving Corporation or their respective Affiliates) of all agreements between the Company and Houlihan Lokey relating to the Merger, and none of such agreements has been subsequently supplemented, modified, waived or amended.  Section 3.13 of the Company Disclosure Letter sets forth a true and correct statement of the amount of all fees and expenses paid or payable to Houlihan Lokey in connection with the consummation of the Merger.

SECTION 3.14. Opinion of Financial Advisor.  The Special Committee has received the opinion (the “Fairness Opinion”) of Houlihan Lokey, dated as of the date the Special Committee recommended this Agreement, subject to certain assumptions, limitations, qualifications and other matters, in each case, as set forth in the Fairness Opinion, to the effect that the Merger Consideration to be received by the holders of Company Common Stock (other than Parent, Sub, Guarantor, the Rollover Persons and their respective Affiliates, is fair to such holders from a financial point of view.  A true, correct and complete copy of such opinion will be provided to Parent for informational purposes only following receipt of a written copy of such opinion by the Special Committee, and as of the date hereof, such opinion has not been withdrawn, revoked, waived, amended, modified or supplemented in any respect.

SECTION 3.15. Environmental Matters.

(a) The Company and the Company Subsidiaries are, and since January 1, 2007 have been, in material compliance with all Environmental Laws.

(b) Since June 30, 2009, (i) neither the Company nor any of the Company Subsidiaries has placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company’s or any of the Company Subsidiaries’ properties or any other properties in a manner that has resulted, or would reasonably be expected to result, individually or in the aggregate, in any liability material to the Company and the Company Subsidiaries, taken as a whole, (ii) to the Knowledge of the Company, there are no Hazardous Substances on, under or at any of the Company’s or any of the Company Subsidiaries’ properties (or any other property but arising from the Company’s or any of the Company Subsidiaries’ properties), in a manner that has resulted, or would reasonably be expected to result, individually or in the aggregate, in any liability material to the Company and the Company Subsidiaries, taken as a whole, (iii) neither the Company nor any Company Subsidiary has received any written notice (i) of any violation of or liability under any applicable Law or Order of any Governmental Entity relating to any matter of pollution, protection of the environment, natural resources, or occupational health and safety, or regarding Hazardous Substances on or under any of the Company’s or any of the Company Subsidiaries’ properties or any other properties (collectively, “Environmental Laws”) or of the institution or pendency of any material Action by any Governmental Entity or any third party in connection with any such violation, (ii) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of the Company Subsidiaries’ owned or leased properties, or (iii) demanding payment for any response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of the Company Subsidiaries’ owned or leased properties, and (iv) no Lien (other than Permitted Liens) has been placed upon any of the Company’s or the Company Subsidiaries’ owned properties under any Environmental Law.  For purposes of this Agreement, the term “Hazardous Substance” shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, petroleum and petroleum products, chemicals, flammable explosives, radioactive materials, and any substances defined as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under any applicable Environmental Laws.

(c) To the Knowledge of the Company, no Environmental Law imposes any obligation upon the Company or the Company Subsidiaries arising out of or as a condition to any Transaction, including, any requirement to modify or to transfer any Permit, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any Contract, Order or Consent.

SECTION 3.16. Contracts.

(a) Except as set forth in Section 3.16 of the Company Disclosure Letter, except for any Contract disclosed or filed with any Company SEC Document since January 1, 2007, and except for Contracts permitted by this Agreement to be entered into after the date hereof, neither the Company nor any Company Subsidiary is a party to, and neither the Company, any Company Subsidiary, nor any of their respective properties or assets, are bound by, any Contract:

(i) which contains any non-compete provisions with respect to any line of business or any geographic area with respect to the Company or any Company Subsidiary or restricts the conduct of any line of business by the Company or any Company Subsidiary or any geographic area in which the Company or any Company Subsidiary may conduct business, in each case in any material respect;

(ii) which would reasonably be expected to prohibit or materially delay the consummation of the Transactions;

(iii) establishing or maintaining any material partnership, joint venture or strategic alliance;

(iv) that includes any put, call, option, registration, right of first refusal, right to redeem or other rights with respect to Company Capital Stock (other than Benefits Plans);

(v) under which the Company or any Company Subsidiary leases personal property from or to third parties which involve rental payments of at least $200,000 per annum;

(vi) with any Governmental Entity (except for (A) purchase orders for inventory entered into in the ordinary course of business consistent with past practice and (B) Contracts that are not material);

(vii) with any independent contractor or consultant (or similar arrangement) to which the Company or any Subsidiary is a party and which involves annual aggregate payments by the Company or any Company Subsidiary of more than $100,000 or which are not cancelable within sixty (60) days notice without payment of a premium, penalty or similar charge;

(viii) for the purchase or sale of any material assets of the Company or any Company Subsidiary (to the extent such purchase and sale was consummated at any time since January 1, 2007 or is to be consummated at any time from and after the date hereof), except purchases and sales of inventory in the ordinary course of business;

(ix) other than this Agreement, relating to an acquisition, divestiture, merger or similar transaction, involving the Company or any Company Subsidiary;

(x) that is a license of third party intellectual property of the Company and the Company Subsidiaries that involves annual payments in excess of $150,000 in the aggregate;

(xi) which, as of the date hereof, evidences Indebtedness of the Company or any Company Subsidiary with an outstanding principal amount exceeding $100,000 in the aggregate;

(xii) other than purchase orders for inventory made in the ordinary course of business consistent with past practice, which requires aggregate annual expenditures or payments by the Company or any Company Subsidiary, in excess of $100,000, including Contracts relating to the manufacture or distribution (whether in the United States or any foreign jurisdiction) of any products used, sold, distributed, or held in inventory by the Company or any Company Subsidiary;

(xiii) pursuant to which the Company or any Company Subsidiary has granted any Liens (other than Permitted Liens) on any of their respective material assets;

(xiv) relates to any Intellectual Property Rights (including license, development or similar Contracts) and that involve annual payments in excess of $150,000 in the aggregate;

(xv) pursuant to which the Company or any Company Subsidiary has any continuing material indemnification obligation (except for Contracts entered into in the ordinary course of business consistent with past practice); or

(xvi) is material to the business of the Company and the Company Subsidiaries, taken as a whole, including, without limitation, any Contract that, as of the date hereof, is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC.

(b) Each Contract of the type described above in this Section 3.16 (including those set forth in any applicable Filed Company SEC Document), each Contract required to be disclosed pursuant to any of Sections 3.10(a) and 3.20, and each Contract required to be disclosed pursuant to Section 3.17 that relates to any Owned Real Property or material Leased Real Property (in each case, whether or not set forth in the applicable Section of the Company Disclosure Letter) is referred to herein as an “Applicable Company Contract.” Except as set forth in Section 3.16 of the Company Disclosure Letter, each Applicable Company Contract is valid and binding on the Company and each Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and the Company and each applicable Company Subsidiary has in all material respects performed all material obligations required to be performed by it under each Applicable Company Contract and, to the Knowledge of the Company, each other party to each Applicable Company Contract has in all material respects performed all material obligations required to be performed by it under such Applicable Company Contract.  Neither the Company nor any Company Subsidiary has received written notice of any, and, to the Knowledge of the Company, there has been no, material default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Applicable Company Contract.

SECTION 3.17. Properties.

(a) Each of the Company and each of the Company Subsidiaries has good and valid (and, with respect to Owned Real Property, insurable) title to, or valid leasehold interests in, all of its Owned Real Property and material Leased Real Property, and other material properties and assets, free and clear of all Liens, except for Permitted Liens.

(b) Section 3.17(b) of the Company Disclosure Letter contains a true, correct and complete list of all real property owned by the Company and each of the Company Subsidiaries (the “Owned Real Property”) as of the date hereof.  Except as set forth in Section 3.17(b) of the Company Disclosure Letter, no Person has any outstanding option, right of first offer or right of first refusal to purchase any Owned Real Property.

(c) Section 3.17(c) of the Company Disclosure Letter contains a true, correct and complete list of all real property in which the Company or any Company Subsidiaries has a leasehold interest (the “Leased Property”, and together with the Owned Real Property, the “Real Property”) held under leases, subleases, licenses and/or other types of occupancy agreements (the “Real Property Leases”) as of the date hereof.  Other than as set forth in Section 3.17(c) of the Company Disclosure Letter, as of the date hereof none of the Real Property Leases have been amended, modified, supplemented or superseded. Except as set forth in Section 3.17(c) of the Company Disclosure Letter, no rents under any Real Property Lease have been prepaid, except for the current month’s rent.  To the Knowledge of the Company, each of the Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such material Real Property Leases.

(d) The Real Property constitutes all real properties occupied by the Company and the Company Subsidiaries in connection with their business.

(e) To the Knowledge of the Company, no zoning or similar land use restrictions are currently in effect or proposed by any Governmental Entity that would materially impair the operation of the Company’s or any Company Subsidiary’s business as currently conducted or which would materially impair the use, occupancy and enjoyment of any of the Real Property in any material respect. Since June 30, 2009, the Company has not received any written notice from any Person with regard to (i) material encroachments on or off the Real Property, or (ii) material defects in the good and valid title of the Real Property.  Neither the Company nor any Company Subsidiary has been named as a party in any material claim or right of adverse possession by any third party with respect to the Real Property.  To the Knowledge of the Company, no portion of the Real Property is subject to any pending sale, condemnation, expropriation or taking (by eminent domain or otherwise) by any Governmental Entity, and no such sale, condemnation, expropriation or taking has been proposed.

(f) For purposes of this Agreement, “Permitted Liens” means:  (i) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books; (ii) mechanic’s, materialman’s, supplier’s, vendor’s, purchase money security interests or similar Liens arising in the ordinary course of business or which is a statutory Lien securing payments not yet due; (iii) any statutory or contractual lien in favor of the landlord or grantor in connection with any Real Property Lease; (iv) zoning, building and other similar restrictions that do not, individually or in the aggregate, materially interfere with the value or current use of any real property; (v) any easement, covenant, right-of-way or other similar restriction recorded in the appropriate recorder’s office in each case that does not materially detract from the value of any real property or materially interfere with the use thereof; (vi) any Lien securing existing Indebtedness of the Company or a Company Subsidiary; (vii) any Lien that does not materially impair, and would not reasonably be expected to materially impair, the value, marketability, or continued use of the property subject to such Lien, and (viii) any Lien which is specifically disclosed on the consolidated balance sheet of the Company as of December 31, 2009, as set forth in the Company’s Form 10-Q for the period then ended, and (ix) Liens listed in Schedule 3.17(f) of the Company Disclosure Letter.

SECTION 3.18. Intellectual Property.

(a) Except as set forth in Section 3.18(a) of the Company Disclosure Letter, the Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, domain names and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) that are used in or held for use in the conduct of the business of the Company or any Company Subsidiary, except as would not, individually or in the aggregate, be material to the business of the Company and the Company Subsidiaries, taken as a whole.

(b) Except as set forth in Section 3.18(b) of the Company Disclosure Letter and except as would not, individually or in the aggregate, be material to the business of the Company and the Company Subsidiaries, taken as a whole, the operation of the business of the Company or any Company Subsidiary does not infringe, misappropriate or violate any third party Intellectual Property Rights.

(c) Section 3.18(b) of the Company Disclosure Letter sets forth a description of (i) all material registered Intellectual Property Rights owned by the Company and any of the Company Subsidiaries, and applications therefor, and (ii) all other Intellectual Property Rights that are material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole.

(d) Except as set forth in Section 3.18(d) of the Company Disclosure Letter, to the Knowledge of the Company, no Person is infringing the rights of the Company or any of the Company Subsidiaries in any material respect with respect to any Intellectual Property Right.

SECTION 3.19. Labor Matters.

(a) There are no, and since January 1, 2007, there have been no, collective bargaining or other labor union agreements to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound. Since January 1, 2007, to the Knowledge of the Company, there has been no material labor union organizing activity or labor negotiations with any labor organization, or any actual or threatened material employee strikes, work stoppages, picketing, leafleting, boycotts, slowdowns or lockouts at the Company or any Company Subsidiary.  Since January 1, 2007, no election or proceeding relating to the labor relations of the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened and, since January 1, 2007, no material unfair labor practice, charge or grievance has been filed against or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary.

(b) Except as disclosed in Section 3.19(b) of the Company Disclosure Letter, there are no pending or, to the Knowledge of the Company, threatened material charges or complaints, and since January 1, 2007, there have been no material charges or complaints, of (i) unlawful harassment or discrimination, (ii) failure to pay wages or benefits owed, or (iii) any other labor or employment controversies of any kind, pending or threatened between the Company or any Company Subsidiary and any of their respective employees or their representatives. Since January 1, 2007, except as set forth in Section 3.19(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary: (x) has been found by a Governmental Entity to be in violation in any material respect of any Laws relating to employees or other labor-related matters; (y) is a party to, or otherwise bound by, any Consent decree with, or citation by, any Governmental Entity relating to its current or former employees, officers or directors, or employment practices; and (z) has not been subject to any audit or investigation by the Occupational Safety and Health Administration, the DOL or other similar Governmental Entity, or subject to material fines, penalties, or assessments associated with such audits or investigations.

(c) Neither the Company nor any Company Subsidiary, taken as a whole, has any material liability, whether absolute or contingent, including any material obligations under any Benefit Plan, with respect to any misclassification of any Person under any wage and hour laws, including any misclassification as an independent contractor or consultant rather than as an employee.

(d) To the Knowledge of the Company, as of the date hereof and as of the Closing Date, all of the employees of the Company and each Company Subsidiary are:  (i) United States citizens or lawful permanent residents of the United States; (ii) aliens whose right to work in the United States is unrestricted; or (iii) aliens who have valid, unexpired work authorizations issued by the United States government.

(e) Since January 1, 2010, neither the Company nor any Company Subsidiary has experienced or effected a “plant closing” or “mass layoff,” as defined by the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. (“WARN”) or any similar state or local Laws.  Since January 1, 2007, neither the Company nor any Company Subsidiary has incurred any material liability or obligation that remains unsatisfied under WARN or any similar state or local Laws.

SECTION 3.20. Affiliate Transactions.  Except as disclosed in Sections 3.10(a) (including any agreement that would otherwise be required to be disclosed in Section 3.10(a) of the Company Disclosure Letter except for the fact that it is an immaterial contract), 3.17 and 3.20 of the Company Disclosure Letter, there are no transactions, arrangements, understandings or Contracts between the Company and the Company Subsidiaries, on the one hand, and (i) any of their respective officers, directors, employees, or Affiliates (other than wholly-owned Company Subsidiaries) or (ii) Persons with whom such transaction, arrangement, understanding or Contract would be required to be disclosed under Item 404 of Regulation S-K of the SEC, in each case, on the other hand.

SECTION 3.21. Warranties of Products; Products Liability; Regulatory Compliance.  As of the date hereof and to the Knowledge of the Company:

(a) Except to the extent written down on the books of account of the Company or reserved against thereon, the products manufactured, sold, distributed, used or held in inventory by the Company or any Company Subsidiary (including all documentation furnished in connection therewith) are free from material defects in workmanship and materials, and conform in all material respects with all customary and reasonable standards for products of such type.

(b) No Governmental Entity regulating the manufacture, sale, distribution or use of any of the products manufactured, sold, distributed, used or held in inventory by the Company or any Company Subsidiary (including all documentation furnished in connection therewith) has, since January 1, 2007, requested in writing that any such product be removed from the market, that substantial new product testing be undertaken as a condition to the continued manufacturing, selling, distribution or use of any such product or that such product be modified in any material respect.

SECTION 3.22. Receivables.  As of the date hereof, to the Knowledge of the Company, except to the extent to which adequate reserves have been established on the Company’s consolidated balance sheet as of December 31, 2009 (as adjusted for the passage of time through the date of this Agreement), all accounts receivable of the Company or any Company Subsidiary (a) arose from, and on the Closing Date will have arisen from, sales of goods and/or services actually made or performed, (b) represent valid obligations of the applicable Company customer, and are not subject to any asserted, or,  threatened contest, claim, or right of set-off, other than returns and adjustments in the ordinary course of business, and (c) are good and collectible in the ordinary course of business consistent with past practice at the aggregate recorded amounts thereof.

SECTION 3.23. Customers.  As of the date hereof, to the Knowledge of the Company, there is no reason to believe that the benefits of the business relationship with any material customers of the Company and the Company Subsidiaries, taken as a whole will not continue after the Closing in substantially the same manner as existed prior to the Closing.

SECTION 3.24. Suppliers.  As of the date hereof, to the Knowledge of the Company, there is no reason to believe that the benefits of the business relationship with any material suppliers of the Company and the Company Subsidiaries, taken as a whole, will not continue after the Closing in substantially the same manner as existed prior to the Closing.

SECTION 3.25. Inventory.  As of the date hereof, to the Knowledge of the Company, the raw materials, work in process, supplies and finished goods included in the inventory of the Company and the Company Subsidiaries consists, in all material respects, of items of a quality and quantity usable and saleable in the ordinary course of business consistent with past practices.  As of the date hereof, to the Knowledge of the Company, the finished goods included in the inventory are not obsolete, damaged or defective in any material respect, subject only to any reserve for inventory recorded in the Company’s consolidated balance sheet as of December 31, 2009, as set forth in the Company’s Form 10-Q for the period then ended, as adjusted for the passage of time through the date of this Agreement.

SECTION 3.26. Insurance.  Section 3.26 of the Company Disclosure Letter sets forth a complete and correct list of all material insurance policies owned or held by the Company and each Company Subsidiary as of the date of this Agreement and all such policies have been made available to Parent for review prior to the date hereof.  With respect to each such insurance policy listed on Section 3.26 of the Company Disclosure Letter, except as would not, or would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole: (i) except for policies that have expired under their terms in the ordinary course and have been replaced by policies with substantially similar coverage, such policy is in full force and effect; (ii) neither the Company nor any Company Subsidiary has received written notice that it is in material breach or default (including any such breach or default with respect to the payment of premiums), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time (or both), would constitute such a material breach or default, or permit termination or material modification, under the policy; and (iii) to the Knowledge of the Company, no notice of cancellation or termination has been received other than in connection with ordinary renewals.

                  ARTICLE IV

Representations and Warranties of Parent and Sub

Parent and Sub jointly and severally represent and warrant to the Company that, except as set forth in the disclosure letter, dated as of the date of this Agreement, from Parent and Sub to the Company and delivered to the Company on or prior to the date hereof (the “Parent Disclosure Letter”) (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure relates; provided, however, that any information set forth in one section of Parent Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face):

SECTION 4.01. Organization, Standing and Power.  Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority, as applicable, to conduct its businesses as presently conducted.  Each of Parent and Sub is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.02. Operations of Parent and Sub.  Each of Parent and Sub was formed solely for the purpose of engaging in the Transactions.  Since the date of its incorporation, neither Parent nor Sub has carried on any business or conducted any operations other than the execution of this Agreement or the other documents contemplated hereby, the performance of its obligations hereunder and matters ancillary thereto.

SECTION 4.03. Authority; Execution and Delivery; Enforceability.  Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery and performance by each of Parent and Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action, on the part of Parent and Sub.  Parent, as sole stockholder of Sub, has adopted this Agreement.  Each of Parent and Sub has duly executed and delivered this Agreement, and assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 4.04. No Conflicts; Consents.

(a) The execution, delivery and performance by each of Parent and Sub of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof by Parent and Sub will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of (i) the certificate of incorporation or bylaws of Parent or Sub, (ii) any Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any material Order or material Law applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No Consent of, or Order of, or registration, declaration or filing with, or Permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (1) the Proxy Statement, and (2) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Delaware Secretary and (iii) such other items that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.05. Information Supplied.  None of the information included or incorporated by reference in the Proxy Statement or in a Rule 13E-3 transaction statement on Schedule 13 E-3 (“Schedule 13E-3”), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the date it is first mailed to Company’s stockholders and at the time of the stockholders meeting; provided, however, that no representation or warranty is made by Parent or Sub with respect to any written information that is supplied by the Company or its Representatives specifically for inclusion in the Proxy Statement.

SECTION 4.06. Financing.  Parent has delivered to the Company true, correct and complete copies of (i) executed commitment letters (as the same may be amended pursuant to Section 6.09(b), the “Debt Financing Commitments”), as set forth in Section 4.06 of the Parent Disclosure Letter, pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing”), and (ii) an executed equity commitment letter (the “Equity Financing Commitment,” and together with the Debt Financing Commitment, the “Financing Commitments”), as set forth in Section 4.06 of the Parent Disclosure Letter, pursuant to which ONCAP Investment Partners II, L.P. has committed, subject to the terms and conditions thereof, to invest the amount set forth therein (the “Equity Financing,” and together with the Debt Financing, the “Financing”).  As of the date of this Agreement, none of the Financing Commitments has been amended or modified, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded.  Other than as set forth in the Financing Commitments, there are no other written or oral agreements, understandings or Contracts between Parent, Sub or any of their Affiliates and the other parties to the Financing Commitments and their Affiliates that (A) adversely amend or expand upon the conditions precedent to the Financing as set forth in such Financing Commitment, (B) would reasonably be expected to delay or hinder the Closing or (C) reduce the aggregate amount of available Financing.  As of the date of this Agreement, (i) the Financing Commitments are in full force and effect and a legal, valid and binding obligation of Parent, Sub and their Affiliates party to such Financing Commitments and, to the knowledge of Parent, the other parties thereto and (ii) neither Parent nor Sub is in breach of any of the terms or conditions set forth therein and, to the knowledge of Parent, no fact, occurrence, condition or event exists or has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth in the Financing Commitments or that would reasonably be expected to cause the commitments provided in the Financing Commitments to be terminated.  Parent and Sub have paid any and all commitment and other fees that have been incurred and are due and payable on or prior to the date hereof in connection with the Financing Commitments.  Subject to the terms and conditions of this Agreement (including the accuracy of the Company’s representations and warranties in Section 3.03 and 3.13), as of the date hereof, the aggregate proceeds contemplated by the Financing Commitments, together with the available cash of the Company on the Closing Date, will be sufficient for Parent and Sub to pay the Merger Consideration, Restricted Share Consideration, and the Option Consideration upon the terms contemplated by this Agreement, and to pay all related fees and expenses associated with the Transactions (including any and all change in control payments), including payment of all amounts under Article II of this Agreement.

SECTION 4.07. Limited Guarantee.  Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the Limited Guarantee, dated as of the date hereof, in favor of the Company, in the form provided to the Company concurrent with the execution of this Agreement, with respect to the performance by Parent and Sub, respectively, of their monetary obligations under Section 6.06 of this Agreement.   The Limited Guaranty is in full force and effect and a legal, valid and binding obligation of the Guarantor and Guarantor is not in breach of any of the terms or conditions set forth therein.

SECTION 4.08. Investigations; Litigation.

(a) As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened against or directly affecting Parent or Sub that (i) seeks injunctive relief against Parent, Sub or any of their officers or directors, (ii) would reasonably be expected to interfere, in any material respect, with the consummation of the Transactions, including the Merger, or (iii) has had or would reasonably be expected to have a Parent Material Adverse Effect.  As of the date hereof, neither Parent nor Sub, nor, to the knowledge of Parent, any officer, director or employee of Parent or Sub, has been permanently or temporarily enjoined by any Order of any Governmental Entity from entering into this Agreement or consummating the Transactions, including the Merger, nor, to the knowledge of Parent, is it, Sub, or any officer, director or employee of Parent or Sub under investigation by any Governmental Entity with respect to this Agreement or the consummation of the Transactions, including the Merger.

(b) Neither Parent nor Sub has, as of the date hereof, filed any material Action against any Person.

SECTION 4.09. Brokers.  In the event that the Merger is not consummated for any reason, no Person shall be entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company or any Company Subsidiary arising directly or indirectly in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent, Sub or, to the knowledge of Parent, any of their Affiliates.

SECTION 4.10. Lack of Ownership of Company Common Stock.  Except as set forth in Section 4.10 of the Parent Disclosure Letter, neither Parent, Sub or, to the knowledge of Parent, any of their Affiliates beneficially or of record owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock.  Except for the Voting Agreements, there are no (i) voting trusts or other agreements, arrangements or understandings to which Parent, Sub or, to the knowledge of the Parent, any of their Affiliates is a party or a beneficiary with respect to the voting of the capital stock or other equity interest of the Company, or (ii) agreements, arrangements or understandings to which Parent, Sub or, to the knowledge of Parent, any of their Affiliates is a party or a beneficiary with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the Company Capital Stock.  Neither Parent nor Sub, nor, to the knowledge of Parent, any of their Affiliates has been an “interested stockholder” of the Company within the last three years prior to the date of this Agreement as such terms is used in Section 203 of the DGCL.

SECTION 4.11. Antitrust Matters.  No notification is required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) for the consummation of the Merger because (a) no “acquiring person” involved in the Merger has “annual net sales or total assets” of $12.7 million or more, and (b) no “acquiring person” will “hold an aggregate total amount of voting securities and assets of the acquired person” in excess of $253.7 million (as such terms are used under the HSR Act).

SECTION 4.12. Management Agreements.  Other than the Rollover Agreements and the other agreements set forth in Section 4.12 of the Parent Disclosure Letter, there are no Contracts between Parent or Sub or, to the knowledge of Parent, any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board or any stockholder of the Company, on the other hand, relating to the Transactions or the operations of the Surviving Corporation or the Company Subsidiaries after the Effective Time.  Parent has delivered to the Company true, correct and complete copies of all of the Rollover Agreements and the other agreements required to be set forth in Section 4.12 of the Parent Disclosure Letter.

SECTION 4.13. Solvency.  Assuming (a)  the satisfaction of the conditions to the Closing set forth in Article VII, (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof, (c) any estimates, projections, or forecasts of the Company have been prepared in good faith based upon reasonable assumptions at the time and (d) the consolidated financial statements of the Company included in the Company SEC Documents fairly present the consolidated financial condition of the Company and the Company Subsidiaries as of the end of the periods covered thereby and the consolidated results of operations of the Company and the Company Subsidiaries for the periods covered thereby, then immediately after giving effect to the Transactions (including the Financings, the payment of the aggregate Merger Consideration, the Restricted Share Consideration and the Option Consideration, and the payment of all related fees and expenses), the Surviving Corporation will be Solvent.  For purposes of this Section 4.13, the term “Solvent,” with respect to the Surviving Corporation, means that, immediately following the Effective Time on the Closing Date, (a) the amount of the fair saleable value of the assets of the Surviving Corporation and its subsidiaries, taken as a whole, exceeds the sum of (i) the value of all liabilities of the Surviving Corporation and its subsidiaries, taken as a whole, including contingent liabilities, as such terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its subsidiaries, taken as a whole, on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) the Surviving Corporation and its subsidiaries, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged by Parent following such date, and (c) the Surviving Corporation and its subsidiaries, taken as a whole, will be able to pay their liabilities, including contingent and other liabilities, as they mature.

SECTION 4.14. No Additional Representations.

(a) Parent and Sub acknowledge that (i) it and its Representatives have received access to certain books and records, facilities, equipment, Contracts and other assets of the Company and that it and its Representatives have had an opportunity to meet with certain management of the Company and to discuss certain aspects of the business of the Company, and (ii) neither Parent, Sub nor any of their Affiliates requires any additional access, meetings or discussions with the Company or its Representatives in order to enter into this Agreement (it being acknowledged and agreed that this representation and warranty shall not in any way amend, modify or otherwise limit the express rights of Parent and its Representatives and obligations of the Company under this Agreement, including Section 6.02).

(b) Parent acknowledges that neither the Company nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information (including any estimates, projections, forecasts, plans or budgets for the Company or its Subsidiaries) regarding the Company furnished or made available to Parent and its Representatives, except as expressly set forth in Article III (which includes the Company Disclosure Letter), and neither the Company nor any other Person shall be subject to any liability to Parent or any of its Affiliates resulting from the Company’s making available to Parent or Parent’s use of such information provided or made available to Parent or its Representatives, or any information, documents or material made available to Parent in the due diligence materials provided to Parent, other management presentations (formal or informal) (including any estimates, projections, forecasts, plans or budgets for the Company or its Subsidiaries) or in any other form in connection with the Transactions; provided that, notwithstanding the foregoing, nothing in this Section 4.14 shall relieve the Company of any liability for fraud or willful misconduct by the Company or any of its Representatives.  Other than the representations and warranties of the Company set forth in Article III (including the Company Disclosure Letter), Parent and Sub acknowledge that neither they nor any of their Affiliates are relying upon any other representations, warranties, statements, projections, estimates, forward looking statements or business plans made by the Company, any Company Subsidiary or any of their employees, officers, directors, agents or Representatives in connection with the determination of Parent and Sub to enter into this Agreement and consummate the Transactions;  provided, however, that, notwithstanding the foregoing, nothing in this Section 4.14 shall relieve the Company of any liability for fraud or willful misconduct by the Company or any of its Representatives.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business.

(a) The Company agrees that, from the date of this Agreement to the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Letter, as required by applicable Law, as agreed to in writing by Parent (which consent may be withheld, conditioned or delayed in Parent’s sole discretion), or as expressly required or expressly permitted by this Agreement, (i) the Company shall, and shall cause each Company Subsidiary to, operate its business in the ordinary course of business consistent with past practice, and (ii) the Company shall use commercially reasonable efforts to (i) preserve substantially intact the business, facilities, intellectual capital and organization of the Company and the Company Subsidiaries, (ii) keep available the services of the current officers and key employees and key consultants of the Company and the Company Subsidiaries, (iii) preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other Persons with which the Company or any Company Subsidiary has any material business relations, and (iv) preserve its assets and property in good repair and condition; provided, however, that no action by the Company or any Company Subsidiary with respect to matters specifically addressed by any provision of Section 5.01(b) or Section 5.01(c) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provisions.

(b) The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly required or expressly permitted by this Agreement, except as set forth in Section 5.01 of the Company Disclosure Letter, as required by applicable Law, or as agreed to in writing by Parent (which consent may be withheld, conditioned or delayed in Parent’s sole discretion), the Company shall not, and shall cause the Company Subsidiaries not to, directly or indirectly, take any of the following actions:

(i) amend or otherwise change the Company Charter, Company Bylaws or the equivalent organizational documents of any Company Subsidiary;

(ii) (1) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of Company Capital Stock, any security convertible, exercisable or exchangeable therefor, or any other equity interests or voting securities in or of the Company or any Company Subsidiary, or (2) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company or any Company Subsidiary; except (A) with respect to clauses (1) and (2), pursuant to Contracts in effect as of the date hereof (and then only to the extent set forth on Section 5.01 of the Company Disclosure Letter), and (B) with respect to clause (2), for sales or dispositions of inventory or obsolete or excess assets in the ordinary course of business consistent with past practice;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Company Capital Stock (except for dividends by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary), or enter into any agreement with respect to the voting of its Company Capital Stock; provided, that the Company may pay quarterly cash dividends of $0.025 per share of Common Stock if such dividends are declared and paid at times consistent with past practice over the prior 12-month period (i.e., declared on the fourth Friday of the last month of a fiscal quarter and paid three weeks thereafter);

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any class of Company Capital Stock or other equity interests of the Company or any Company Subsidiary, except for purchases and redemptions pursuant to Contracts in effect as of the date hereof;

(v) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(vi) terminate, cancel, extend, request or agree to any amendment, waiver or other modification to any Applicable Company Contract, or enter into any Contract that (x) if entered into prior to the date hereof, would constitute an Applicable Company Contract, or (y) would be required to be filed as an exhibit to any filing by the Company under the Exchange Act;

(vii) make, authorize or approve any (A) capital expenditures, or (B) material amendment to the Company’s 2010 budget (as previously provided to Parent prior to the date of this Agreement) or any new budget for any fiscal period, other than in the case of clause (A), in accordance with the Company’s 2010 budget (as previously provided to Parent prior to the date of this Agreement) in an amount not to exceed $500,000 in the aggregate;

(viii) (A) incur any Indebtedness, except for borrowings under the Credit Agreement in amounts, and at times, necessary to fund working capital expenditures and capital expenditures to the extent permitted pursuant to Section 5.01(b)(vii) above (provided that in no event shall the amount of such aggregate borrowings under the Credit Agreement (such amount to exclude any borrowings made to fund an amount equal to the enterprise value of acquisitions permitted by the terms hereof (with such enterprise value to include the net working capital of the target of such acquisition)) at the end of any fiscal month of the Company exceed the amount of aggregate borrowings under the Credit Agreement as set forth in the Company's 2010 budget (as previously provided to Parent prior to the date of this Agreement) by more than $4,000,000), (B) grant any Lien (other than Permitted Liens) on any material assets or properties of the Company or any Company Subsidiary, or (C) make any loans, advances or capital contributions to Persons other than the Company Subsidiaries except pursuant to Contracts in effect as of the date hereof (and then only to the extent set forth on Section 5.01(b)(viii)(C) of the Company Disclosure Letter);

(ix) (A) grant or agree to grant to any employee, officer or director of the Company or any Company Subsidiary any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, except to the extent required pursuant to Contracts in effect as of the date hereof (and then only to the extent set forth on Section 5.01(b)(ix) of the Company Disclosure Letter), (B) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (C) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Benefit Plan or (D) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Benefit Plan;

(x) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination), or make any debt or equity investment in, any Person or any division thereof, except for any such investments by the Company in a wholly-owned Company Subsidiary or acquisitions or investments of less than $100,000 in the aggregate, other than sales-force acquisitions of less than 10 persons in the aggregate;

(xi) make or change any material Tax election, file any amended material Tax Return, enter into any material closing agreement, settle or compromise any proceeding with respect to any material Tax claim or assessment relating to the Company or any Company Subsidiary, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax or change an annual period; or

(xii) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

(c) The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly required or expressly permitted by this Agreement, except as set forth in Section 5.01 of the Company Disclosure Letter, as required by applicable Law, or as agreed to in writing by Parent (which consent, notwithstanding anything to the contrary in Section 5.01(a), shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall cause the Company Subsidiaries not to, directly or indirectly, take any of the following actions:

(i) create any new Company Subsidiary;

(ii) make any material changes, other than changes required by GAAP or Law, with respect to accounting policies or procedures;

(iii) (A) prepay any material Indebtedness, other than prepayments that may be made without premium or penalty, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or (C) delay or accelerate payment of any account payable in advance of its due date, except, in the cases of clauses (B) and (C) in the ordinary course of business consistent with past practice;

(iv) waive, release, assign, settle or compromise any Action to which the Company or any of the Company Subsidiaries or any of their respective employees or directors, is a party (which shall include, without limitation, any pending or threatened Action arising out of or related to this Agreement or the Transactions, including the Merger), which (A) involves the payment of amounts, or assumptions of liabilities, by the Company or any of the Company Subsidiaries, (B) enjoins or restricts the Company or any Company Subsidiary from conducting the business of the Company and the Company Subsidiaries as currently conducted in any material respect, or (C) would or would reasonably be expected to result in a Company Material Adverse Effect; except, in the case of clause (A) for any waiver, release, assignment, settlement or compromise that (1) involves an amount less than $50,000 in excess of applicable insurance coverage, deductibles and any self-insured retentions, (2) includes a full release of the Company, each Company Subsidiary, and their respective Affiliates and Representatives, (3) imposes no material ongoing obligations or restrictions of any type on any of Parent, the Company, any Company Subsidiary, or their respective Affiliates and Representatives and (4) is so resolved in the ordinary course of business;

(v) enter into a new line of business or make any material change in the line of business in which it engages as of the date of this Agreement;

(vi) except in the ordinary course of business or as would not, or would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, cancel, surrender, allow to expire or fail to renew, any Permits;

(vii) fail to use commercially reasonable efforts to prevent any material insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated, except for ordinary course terminations and cancellations of such policies that are being replaced with policies providing for substantially equivalent coverage; or

(viii) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

(d) Other Actions.  The Company and Parent, as applicable, shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to take or not omit to take any action the taking or failure of which to take would reasonably be expected to result in any other condition to the Merger set forth in Article VII not being satisfied.

SECTION 5.02. No Solicitation.

(a) Notwithstanding anything else in this Section 5.02 (but otherwise subject to the terms of this Agreement), during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Central Time) on the date that is 30 days after the date of execution of this Agreement (the “Original Solicitation Period End Date”), as such date may be extended to the Solicitation Period End Date (as defined below) with respect to only a Continuing Party pursuant to the second proviso of this Section 5.02(a), the Company, and any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, and any Affiliate of, the Company or any Company Subsidiary shall be permitted (acting under the direction of the Company Board, or, if applicable, the Special Committee) to (i) directly or indirectly solicit, initiate or encourage the submission of a Company Takeover Proposal and (ii) directly or indirectly participate in discussions or negotiations regarding, and furnish to any Person information with respect to, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal; provided, however, that (A) the Company shall not, nor shall it authorize or permit any Company Subsidiary, Representative or Affiliate of the Company or any Company Subsidiary to:  (i) provide to any Person any non-public information with respect to the Company or any Company Subsidiary without first entering into an Acceptable Confidentiality Agreement with such Person, (ii) grant any waiver, amendment or release under any standstill or confidentiality agreement, or anti-takeover Laws, or (iii) approve or enter into any letter of intent, memorandum of understanding, agreement in principle, commitment, merger agreement, acquisition agreement or similar agreement relating to any Company Takeover Proposal or that conflicts with this Agreement or requires or would reasonably be expected to require, the Company to abandon this Agreement (each, an “Acquisition Agreement”) other than an Acceptable Confidentiality Agreement or a non-binding letter of intent or term sheet entered into prior to the Original Solicitation Period End Date described in clause (B) of the second proviso of this Section 5.02(a), and (B) the Company shall promptly provide to Parent any non-public information concerning the Company or any Company Subsidiary that is provided to such Person, its Representatives or Affiliates which was not previously provided to Parent, its Representatives or Affiliates; and provided, further, that the Solicitation Period End Date shall be extended until the date provided in the immediately following sentence solely with respect to any Person (a “Continuing Party”) that has submitted to the Company a bona fide detailed written Company Takeover Proposal prior to the end of the Original Solicitation Period End Date that (1) shall (A) provide that each issued and outstanding share of Company Common Stock shall be converted into the right to receive in excess of $13.55, (B) include a non-binding letter of intent or term sheet reflecting the material terms of such Company Takeover Proposal (which the Company may or may not sign), (C) include a draft merger agreement (which may be provided in the form of this Agreement marked to show a draft of the changes such Continuing Party proposes to make to this Agreement), (D) include a detailed non-binding term sheet setting forth the proposed terms of any proposed equity and/or debt financing required to fund the purchase price in connection with any such Company Takeover Proposal, and (E) include any draft voting or other ancillary agreements with the Company or any of its Affiliates that comprise a material component of such Company Takeover Proposal and (2) the Company Board (or, if applicable, the Special Committee), determines, by 11:59 p.m. (Central Time) on the day that is two (2) calendar days after the Original Solicitation Period End Date (the “Continuing Party Determination Date”), in good faith, after consultation with its outside counsel and its independent financial advisors, is a Superior Company Proposal or would reasonably be expected to lead to a Superior Company Proposal by or prior to 11:59 p.m. (Central Time) on the date that is 45 days after the execution of this Agreement as such date may be extended with respect to a particular Continuing Party pursuant to the following sentence (the “Solicitation Period End Date”).  The Original Solicitation Period End Date solely with respect to any such Continuing Party shall be deemed to be extended until, and terminate at, the Solicitation Period End Date, unless on or prior to such date, the Company shall have delivered a Superior Proposal Notice with respect to a Superior Company Proposal proposed by such Continuing Party pursuant to Section 8.05(b) hereof, in which case the Solicitation Period End Date solely with respect to such Continuing Party shall be deemed to be extended until, and shall terminate on, 11:59 p.m. (Central Time) on the date that is two (2) Business Days following the last day of the last Notice Period (including any new Notice Period(s) that may be required if any Continuing Party makes any modification to the financial terms or other material terms of a Company Takeover Proposal prior to the Solicitation Period End Date as extended hereby) described in Section 8.05(b) relating to such Superior Company Proposal.  Notwithstanding anything in this Section 5.02(a) to the contrary, any Continuing Party shall cease to be a Continuing Party for all purposes hereunder at such time as any bona fide detailed written Company Takeover Proposal made by such Continuing Party is withdrawn, terminated, expires or at any time fails to satisfy the requirements of this Section 5.02(a) in all respects, with respect to the terms of clause (1)(A) of the second proviso of the first sentence of this Section 5.02(a), and otherwise in all material respects.

(b) Subject to the terms hereof (including Section 5.02(a) with respect to a Continuing Party and Sections 5.02(c), 5.02(d) and 8.05), from the day following the Original Solicitation Period End Date until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall not, nor shall it authorize or permit any Company Subsidiary, or any Representative or Affiliate of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate, propose, encourage, facilitate or induce any inquiries, discussions, proposals, indications of interest, submissions or announcements of any Company Takeover Proposal, or take any other action to encourage, facilitate or assist any inquiries or discussions, or the making of any proposal, indication of interest, submission or announcement, in each case, that constitutes or could reasonably be expected to lead to, any Company Takeover Proposal, (ii) approve or enter into any Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) directly or indirectly participate or engage in any discussions or negotiations regarding any Company Takeover Proposal, (iv) furnish to any Person (other than Parent, Sub or any Representative of Parent or Sub) any non-public information relating to the Company or any of the Company Subsidiaries, or afford to any Person (other than Parent, Sub and any Representatives of Parent and Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of the Company Subsidiaries, in any such case, which could reasonably be expected to induce the making, proposal, submission or announcement of, or which could reasonably be expected to encourage, facilitate or assist, a Company Takeover Proposal or any inquiries or discussions, or the making of any proposal, indication of interest, submission or announcement, in any such case, which could reasonably be expected to lead to a Company Takeover Proposal (it being acknowledged and agreed by Parent that the terms of this clause (iv) shall not be deemed breached by any disclosure by the Company of non-public information in the ordinary course of business consistent with past practice to any customer or supplier solely in its capacity as a customer or supplier and not in the context of a Company Takeover Proposal, it being further acknowledged and agreed that any provision of such information to any customer or supplier when acting in the capacity of a potential maker of a Company Takeover Proposal shall be deemed a breach of the terms of this clause (iv) (unless such information is provided pursuant to and in compliance with the terms of Section 5.02(c)), or (v) grant any waiver, amendment or release under any standstill or confidentiality agreement, or anti-takeover Laws, or otherwise take any action with the primary purpose of facilitating any effort or attempt by any Person to make a Company Takeover Proposal.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Company Subsidiary, Representative or Affiliate of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 5.02(b) by the Company.  Subject to Section 5.02(a) (with respect to only a Continuing Party) and Section 5.02(c), beginning on the day following the Original Solicitation Period End Date, the Company shall immediately cease and cause to be terminated any existing solicitation, encouragement, discussion, negotiation or other action permitted by Section 5.02(a) conducted by the Company, any Company Subsidiary or any of their respective Representatives or Affiliates regarding any proposal that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal (other than with respect to a Person that is then a Continuing Party).  The Company shall, (X) on the Continuing Party Determination Date, deliver a written notice to each Person that submitted a Company Takeover Proposal prior to the Original Solicitation Period End Date (other than with respect to a Person that is, as of such date, a Continuing Party, or with respect to a Person which has made a Company Takeover Proposal and with which the Company would be allowed to participate in discussions and negotiations with respect to such Company Takeover Proposal pursuant to and in accordance with Section 5.02(c), and subject to the last sentence of Section 5.02(a)) to the effect that, the Company is ending all discussions and negotiations with such Person with respect to any Company Takeover Proposal, effective on and from such date, and the notice shall also request that such Person promptly return or destroy all confidential information concerning the Company and the Company’s Subsidiaries, and (Y) provide Parent with (A) the number of Persons that have been qualified as Continuing Parties and (B) copies of all documents referred to in clauses (B) through (E) of the second proviso in Section 5.02(a); provided, however, that, subject to Section 5.02(e) and Section 8.05(b), the Company may (1) limit the identity of the Continuing Party to whether it is a strategic or financial Person (including making any necessary redactions in any of the copies referred to in clause (B) above) and (2) exclude the identity of the financing sources, and pricing terms of the financing proposed to be provided by such financing sources, in connection with the Company Takeover Proposal proposed by any such Continuing Party.

(c) Notwithstanding anything to the contrary in Section 5.02(b), but subject to the other terms of this Agreement (including Section 5.02(a) and Sections 5.02(d), 5.02(f) and 8.05) from the day after the Original Solicitation Period End Date to the date on which the Company Stockholder Approval is received, the Company may in response to an unsolicited, bona fide written Company Takeover Proposal which did not result from a breach of Section 5.02, and which the Company Board (acting through the Special Committee, if applicable) determines, in good faith, (1) after consultation with its outside counsel and its independent financial advisors, constitutes or would reasonably be expected to lead to, a Superior Company Proposal and (2) would be reasonably likely to result in a breach of their fiduciary duties to the Company’s stockholders if they fail to take the actions described in clauses (x) and (y) below, take the following actions (or instruct their Representatives to take the following actions): (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement and (y) participate in discussions or negotiations with such Person, its Representatives and Affiliates regarding any such Company Takeover Proposal.  The parties agree that nothing herein shall prevent the Company or its Representatives from directing any Persons to this Agreement from the day following the Original Solicitation Period End Date until the receipt of the Company Stockholder Approval or, if earlier, the date of termination of this Agreement pursuant to the terms hereof.

(d) Subject to Section 8.01(d) and 8.01(f), commencing on the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, neither the Company nor the Company Board (acting through the Special Committee, if applicable) nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify, in a manner adverse to Parent or Sub, or propose publicly to withhold, withdraw, amend, qualify or modify, in a manner adverse to Parent or Sub, or change to a neutral position or no position, the Company Board Recommendation, (ii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, or publicly take a neutral position or no position with respect to, any Company Takeover Proposal, (iii) make any public statement or take any public action in connection with the Company Stockholders Meeting that is inconsistent with the Company Board Recommendation, or (iv) fail to include the Company Board Recommendation in the Proxy Statement (any of the actions or events described in clauses (i) through (iv), an “Adverse Recommendation Change”).  Notwithstanding anything in this Section 5.02(d) to the contrary (but otherwise subject to the terms of this Agreement), at any time prior to receipt of the Company Stockholder Approval, the Company Board (or, if applicable, the Special Committee) may, make an Adverse Recommendation Change:  (i) in response to a Superior Company Proposal, but only after compliance with Section 8.05(b); or (ii) in response to an Intervening Event if, but only if (A) a majority of the directors of the Company Board (acting through the Special Committee, if applicable) shall have determined in their good faith judgment, after consultation with outside legal counsel and consultation with an independent financial advisor, that the failure to make an Adverse Recommendation Change in response to such Intervening Event would result or would reasonably be expected to result in a breach of their fiduciary duties to the stockholders of the Company under the DGCL (any such determination, an “Intervening Event Determination”); (B) the Company promptly, but in any event within one (1) day of making any Intervening Event Determination, notifies Parent in writing that the Company Board (acting through the Special Committee, if applicable) has made an Intervening Event Determination (any such notice, an “Intervening Event Notice”) and provides Parent with a description of the Intervening Event in reasonable detail; (C) for a period of at least five (5) days following receipt by Parent of an Intervening Event Notice (such time period, the “Intervening Event Notice Period”), the Company has, if requested by Parent, negotiated in good faith with Parent to permit Parent to make a proposal or to amend the terms of the Transactions or this Agreement; (D) at the end of the Intervening Event Notice Period, and taking into account any proposals (including any proposal to amend the terms of the Transactions or this Agreement) made by Parent since receipt of the Intervening Event Notice (a “Parent Intervening Event Proposal”), such Intervening Event is continuing and the Company Board (or the Special Committee, if applicable) has again made a Intervening Event Determination in connection with such Intervening Event (it being understood and agreed that if, in light of any Parent Intervening Event Proposal, the Company Board (or the Special Committee, if applicable) is no longer able to make a Intervening Event Determination with respect to such Intervening Event, then the Company shall immediately enter into an amendment to this Agreement with Parent and Sub that embodies the terms of such Parent Intervening Event Proposal); and (E) the Company is in compliance in all material respects with this Section 5.02(d) with respect to such Intervening Event (provided, that the Company acknowledges and agrees that any material change to the Intervening Event shall constitute a new Intervening Event and shall require a new compliance with the terms and conditions of this Section 5.02(d) (and, for the avoidance of doubt, shall require a new Intervening Event Notice Period)); or (iii) in circumstances other than in response to an Intervening Event or a Superior Company Proposal (any Adverse Recommendation Change made pursuant to this clause (iii) of this second sentence of Section 5.02(d), a “Non-Intervening Event Adverse Recommendation Change”), but only if (A) a majority of the directors of the Company Board (or the Special Committee, if applicable) shall have determined in their good faith judgment, after consultation with outside legal counsel and independent financial advisors, that the failure to make a Non-Intervening Event Adverse Recommendation Change would result or would reasonably be expected to result in a breach of their fiduciary duties to the stockholders of the Company under the DGCL (any such determination, a “Non-Intervening Event Adverse Recommendation Change Determination”); (B) the Company promptly, but in any event within one (1) day of making any Non-Intervening Event Adverse Recommendation Change Determination, notifies Parent in writing that the Company Board (or the Special Committee, if applicable) has made a Non-Intervening Event Adverse Recommendation Change Determination pursuant to this clause (iii) of this second sentence of Section 5.02(d) (any such notice, an “Non-Intervening Event Adverse Recommendation Change Notice”) and provides Parent with a description of the Company Board’s (or the Special Committee’s, if applicable) reasons for making such Non-Intervening Event Adverse Recommendation Change Determination in reasonable detail; (C) for a period of at least five (5) days following receipt by Parent of an Non-Intervening Event Adverse Recommendation Change Notice (such time period, the “Non-Intervening Event Adverse Recommendation Change Notice Period”), the Company has, if requested by Parent, negotiated in good faith with Parent to permit Parent to make a proposal or to amend the terms of the Transactions or this Agreement; (D) at the end of the Non-Intervening Event Adverse Recommendation Change Notice Period, and taking into account any proposals (including any proposal to amend the terms of the Transactions or this Agreement) made by Parent since receipt of the Non-Intervening Event Adverse Recommendation Change Notice (a “Parent Non-Intervening Adverse Recommendation Change Proposal”), the Company Board (or the Special Committee, if applicable) has again made a Non-Intervening Event Adverse Recommendation Change Determination (it being understood and agreed that if, in light of any Parent Non-Intervening Event Adverse Recommendation Change Proposal, the Company Board (or the Special Committee, if applicable) is no longer able to make a Non-Intervening Event Adverse Recommendation Change Determination, then the Company shall immediately enter into an amendment to this Agreement with Parent and Sub that embodies the terms of such Parent Non-Intervening Event Adverse Recommendation Change Proposal); and (E) the Company is in compliance in all material respects with this Section 5.02(d) with respect to such Non-Intervening Event Adverse Recommendation Change Determination (provided, that the Company acknowledges and agrees that any material change to the Company Board’s (or the Special Committee’s, if applicable) reasons for making a Non-Intervening Event Adverse Recommendation Change Determination shall require a new compliance with the terms and conditions of this clause (iii) of this second sentence of Section 5.02(d) (and, for the avoidance of doubt, shall require a new Non-Intervening Event Adverse Recommendation Change Notice Period)).

(e) Notwithstanding anything to the contrary in Section 5.02(b) (but otherwise subject to the terms of this Agreement), the Company shall, (x) prior to the Original Solicitation Period End Date (or the Solicitation Period End Date with respect to a Continuing Party), periodically advise Parent of the existence, but not the terms or conditions of, any inquiries, discussions, indications of interest, submissions or announcements that could reasonably be expected to lead to a Company Takeover Proposal (including whether the Person making or initiating such inquiry, discussions, indication of interest, submission or announcement is a strategic or financial buyer) received at a price per share in excess of $13.55 per share of Company Common Stock (or, if applicable, with respect to a Company Takeover Proposal that does not ascribe a particular price per share, total consideration expected to be paid to the Company’s stockholders in excess of an amount equal to such price per share multiplied by the amount of all outstanding shares of Company Common Stock) and (y) following the Original Solicitation Period End Date (or the Solicitation Period End Date with respect to a Continuing Party), promptly (i) advise Parent of any inquiries, discussions, proposals, indications of interest, submissions or announcements with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal, (ii) provide Parent with the identity of the Person making or initiating any Company Takeover Proposal, inquiry, discussions, indication of interest, submission or announcement of interest and the financial and other material terms of any such Company Takeover Proposal, (iii) keep Parent reasonably informed of the status of any Company Takeover Proposal, inquiry, discussions, proposal, indication of interest, submission or announcement (including any change to the financial terms and any material change to any other material terms), (iv) provide Parent with a copy of any such written Company Takeover Proposal, inquiries, proposals, indications of interest or submissions and any draft agreements relating to such Company Takeover Proposal, inquiries, proposals, indications of interest or submissions promptly following the receipt by or distribution by the Company or the Company Board thereof, and (v) provide Parent with copies of any non-public information concerning the Company or any Company Subsidiary that is provided to such Person, its Representatives or Affiliates which was not previously provided to Parent promptly after the time at which such materials are provided to such Person, its Representatives or Affiliates.

(f) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or 14d-9 promulgated under the Exchange Act or from making any disclosure required under applicable Law to the Company’s stockholders if, in the good faith judgment of the Company Board (or the Special Committee, if applicable), after consultation with its outside counsel, failure so to disclose would reasonably be likely to constitute a breach of its fiduciary obligations or any applicable disclosure obligations under applicable Law; provided, however, that any disclosure that constitutes a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act shall not be deemed to be an Adverse Recommendation Change (including for purposes of Section 8.01(d)(i)) so long as it expressly publicly reaffirms at the time of such disclosure the Company Board Recommendation (and any failure to so expressly publicly reaffirm (including by taking a neutral position or no position with respect to this Agreement or the Transactions) at the time of such disclosure of the Company Board Recommendation shall be deemed to constitute an Adverse Recommendation Change hereunder).  Notwithstanding the foregoing, none of the Company, the Company Board (or the Special Committee, if applicable) or any committee thereof shall effect an Adverse Recommendation Change except in accordance with and in compliance with the terms of Section 5.02(d).

(g) For purposes of this Agreement:

“Company Takeover Proposal” means any bona fide proposal or offer (whether or not written) from any Person or “group” (as defined under Section 13(d) of the Exchange Act, a “Group”)) (including from any stockholder of the Company or any of such stockholder’s Affiliates, but other than from Parent, Sub or any of their respective Affiliates) relating to, or that could reasonably be expected to lead to, any direct or indirect (i) acquisition, purchase, merger, consolidation, business combination, share exchange, joint venture, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company; (ii) issuance of, or acquisition or purchase, whether by merger, consolidation, business combination, share exchange, joint venture, tender offer, exchange offer or otherwise of, 20% or more of the outstanding Company Common Stock or any other class of voting stock (or securities convertible into or exchangeable for voting stock) of the Company, or 20% or more of any class of voting stock (or securities convertible into or exchangeable for voting stock) of any Company Subsidiary; (iii) acquisition in any manner, whether by merger, consolidation, business combination, share exchange, joint venture, lease, mortgage, pledge or otherwise (including through any arrangement having substantially the same economic effect as a sale of assets), of assets, subsidiaries or businesses that represent or constitute more than 20% of the assets, net revenues or net income of the Company and the Company Subsidiaries, taken as a whole; or (iv) combination of any the transactions described in clauses (i) through (iii) of this definition, in each case in one or a series of related transactions, and in each case other than the Transactions.

“Superior Company Proposal” means a bona fide written Company Takeover Proposal that was not solicited in violation of Section 5.02 and that the Company Board (or, if applicable, the Special Committee) in good faith determines by a majority vote, (i) is on terms and conditions that are more favorable from a financial point of view to the holders of Company Common Stock than the Transactions, after (a) receiving the advice of an independent financial advisor and consultation with outside counsel, (b) taking into account legal (with the advice of outside counsel), financial, regulatory or other aspects of such proposal and any other relevant factors that the Company Board (or, if applicable, the Special Committee) determines relevant, and (c) taking into account any proposal by Parent to amend the terms of the Merger or any of the Transactions, (ii) that is reasonably capable of being completed without unreasonable delay relative to the consummation of the Transactions (taking into account all financial, regulatory, legal and other aspects of such proposal) and (iii) that, to the extent financing is required, is fully financed by means of an executed customary commitment letter from a reputable Person that has agreed, subject to the terms and conditions in such executed commitment letter, to provide or cause to be provided the debt amounts set forth therein; provided, that, for purposes of this definition of “Superior Company Proposal,” references in the term “Company Takeover Proposal” to “20%” shall instead be deemed to be references to “51%”.

“Intervening Event” means a material favorable change in the business of the Company and the Company Subsidiaries, taken as a whole, arising after the date of this Agreement, which is (i) unknown to, nor reasonably foreseeable by, the Company, the Company Board, or the Special Committee, if applicable, as of or prior to the date of this Agreement and (ii) becomes known to or by the Company, the Company Board, or the Special Committee, if applicable, prior to the receipt of the Company Stockholder Approval; provided, however, that in no event shall the receipt of a Company Takeover Proposal or Superior Company Proposal constitute an Intervening Event.

ARTICLE VI

Additional Agreements

SECTION 6.01. Preparation of the Proxy Statement; Stockholders Meeting.

(a) The Company shall, as soon as reasonably practicable following the date of this Agreement (but in any event within 20 Business Days after the date hereof), prepare and file with the SEC the Proxy Statement in preliminary form, and the Company and Parent shall, as soon as reasonably practical following the date of this Agreement (but in any event within 20 Business Days after the date hereof) jointly prepare and file with the SEC the Schedule 13E-3, subject, in each case, to the Company or the Parent receiving all necessary information from the other, its Affiliates and other third parties required to be provided in the Proxy Statement or the Schedule 13E-3.  Parent and Sub shall provide the Company with information the Company reasonably requests for inclusion in the Proxy Statement, and Parent, Sub and the Company shall cooperate in the preparation of the Schedule 13E-3.  The Company and Parent shall each use their reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto.  The Company and Parent shall notify each other promptly, and in any event within one (1) Business Day, of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Schedule 13E-3, or for additional information, and shall supply each other with copies of all correspondence between the Company or Parent, or any of their respective Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the Transactions contemplated hereby.  The Company shall use its reasonable best efforts to prepare and file with the SEC the definitive Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable.  The Company (and, in the case of the Schedule 13E-3, the Company and Parent jointly) shall cause the Proxy Statement and the Schedule 13E-3 to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and the NASDAQ National Market.  If at any time prior to receipt of the Company Stockholder Approval, any information relating to the Company, Parent, Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent, that the Company or Parent determines should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, so that the Proxy Statement or the Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment, supplement or other filing incorporated by reference into the Proxy Statement or the Schedule 13E-3 describing such information shall be filed by the Company (or, in the case of the Schedule 13E-3, jointly by the Company and Parent) with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company, in each case, as promptly as reasonably practicable.  Notwithstanding the foregoing, prior to filing or mailing the preliminary or definitive Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to the comments of the SEC or its staff with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response and (ii) shall include in such document or response all reasonable comments proposed by Parent.

(b) The Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as practicable after the SEC clears the Proxy Statement, and in any event shall hold the Company Stockholder Meeting within 30 days after the Proxy Statement is mailed to its stockholders (unless a delay is required to comply with applicable Law (including in connection with the required dissemination of a material amendment or supplements to the Proxy Statement or the Schedule 13E-3)), for the purpose of obtaining the Company Stockholder Approval in connection with this Agreement and the Transactions, including the Merger.  Unless the Company Board shall have made an Adverse Recommendation Change, the Company shall, through the Company Board (or the Special Committee, if applicable), recommend to its stockholders that they give the Company Stockholder Approval and shall cause such recommendation to be included in the Proxy Statement. The Company shall take all lawful action to obtain the Company Stockholder Approval by the requisite vote of the Company’s stockholders, including (i) postponing or adjourning the Company Stockholder Meeting to obtain a quorum, (ii) using reasonable efforts to solicit proxies (including through the hiring of a nationally recognized proxy solicitor if reasonably requested by Parent), (iii) calling, giving notice of, convening and holding the Company Stockholder Meeting following a postponement of any previously called Company Stockholder Meeting (provided in no event shall the Company be obligated to hold more than one Company Stockholder Meeting) (iv) consulting with, and providing updates to, Parent, upon Parent’s reasonable request, and (v) taking such other actions as Parent may reasonably request.  At the Company Stockholder Meeting, no matters shall be noticed or submitted to the stockholders other than the matters to be considered in connection with obtaining the Company Stockholder Approval or a proposal to adjourn or postpone the meeting, including for purposes of soliciting additional proxies in order to obtain the Company Stockholder Approval.  Unless this Agreement is validly terminated in accordance with its terms pursuant to Article VIII, the Company shall submit this Agreement to its stockholders at the Company Stockholder Meeting even if (x) there has occurred the commencement, proposal, disclosure or other communication of any Company Takeover Proposal or (y) the Company Board (or the Special Committee, if applicable) shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected an Adverse Recommendation Change or proposed or announced any intention to do so.

SECTION 6.02. Access to Information; Confidentiality.

(a) The Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and its Representatives and Affiliates, reasonable access, during normal business hours during the period prior to the Effective Time, to its and the Company Subsidiaries’ properties, books, Contracts, customers, suppliers, commitments, personnel and records and, during such period (provided, that any communications by Parent with or to any customer or supplier of the Company or any Company Subsidiary shall be subject to the Company’s prior written consent (which shall not be unreasonably withheld, conditioned, or delayed) and the Company shall be entitled to be represented at any meetings, discussions, conference calls, or other communications between Parent, its Representatives or Affiliates and any such customers or suppliers), and during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the federal or state securities Laws, (ii) copies of the unaudited monthly consolidated balance sheet of the Company for the month then ended and the related statements of earnings and cash flows in such form and promptly following such time as they are provided to the Company Board and (iii) all other information concerning its business, properties and personnel as such other party may reasonably request.  No information provided to or obtained by Parent or any of its Representatives (whether pursuant to this Section 6.02 or otherwise) shall be deemed to modify the terms of any representation or warranty of the Company made in this Agreement.

(b) Notwithstanding the foregoing, the Company shall not be required to afford access to its and the Company Subsidiaries’ properties, books, Contracts, commitments, personnel, records, customers and suppliers pursuant to this Section 6.02 if it would unreasonably disrupt the operations of the Company or any of the Company Subsidiaries, would constitute a violation of any applicable Law or any Contract to which the Company or any of the Company Subsidiaries is a party, or would cause a loss of a legal privilege to the Company or any of the Company Subsidiaries, nor shall Parent or any of its Representatives be permitted to perform any invasive environmental study with respect to any property of the Company or any Company Subsidiary.

(c) All information exchanged or collected pursuant to Section 6.02(a) shall be subject to the Confidentiality Agreement.

SECTION 6.03. Reasonable Efforts; Notification.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, Consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an Action by, any Governmental Entity, (ii) the obtaining of all necessary Consents or waivers from third parties, (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement, (iv) preventing the entry of any Order of the type set forth in Section 7.01(b) and appealing as promptly as possible any such Order that may be entered, and (v) having discussions with any Person who has made a demand for appraisal of the type that would give rise to a right of termination of this Agreement by Parent under Section 8.01(h) regarding such demand in an effort to have such Person withdraw such demand; provided that this Section 6.03(a) shall not be construed to require any party hereto to make or commit to make any payments (other than de minimus payments) or incur or commit to incur any additional obligations (other than de minimus obligations) to obtain any Consent or waiver from any Person.  In furtherance and not in limitation of the foregoing, the parties shall promptly after the date hereof (x) make or cause to be made the filings required of such party in order to obtain all Permits required in connection with the Transactions (including the Merger), including under the HSR Act, if applicable, and any other applicable antitrust Laws and (y) comply with any request of such Government Entity and under the HSR Act, if applicable, for additional information, documents or other materials received by such party from any Government Entity in respect of such filings or such transaction.

(b) Parent shall take the lead in and control of all discussions, negotiations and other communications with all Government Entities in connection with obtaining approval under any applicable antitrust Laws, including the HSR Act, if applicable.  To the extent not expressly prohibited by applicable Law, the Company and Parent shall each cooperate, and cause their Representatives to cooperate, with any Governmental Entity in taking all actions, and furnishing all information, reasonably necessary to obtain any such approvals from any Governmental Entity, and shall comply promptly with all Laws that may be imposed on it with respect to the Closing.  In connection with the actions and procedures referenced in this section, each party shall, and shall cause its Representatives to, (i) promptly and fully inform the other of any written or material oral communication received from or given to any Governmental Entity, (ii) permit the other to review any submission to any Governmental Entity prior to making such submission, (iii) consult with the other in advance of any meeting, material conference or material discussion with any Governmental Entity, and (iv) if permitted to do so by the relevant Governmental Entity, subject to the first sentence of this Section 6.03(b), give the other the opportunity to attend and participate in such meetings, conferences and discussions.

(c) Notwithstanding anything to the contrary in this Agreement, neither the Company nor Parent or Sub shall be required to consent to any Action described in Section 7.02(c).

(d) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of any representation or warranty, or covenant made by it contained in this Agreement becoming untrue or inaccurate or any covenant being breached, such that any condition to Closing set forth in Article VII would be, or could reasonably be expected to be, incapable of being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, if required by any Governmental Entity as a condition to consummating the Transactions, Parent, Sub and, to the extent permitted by applicable Law, their respective Affiliates shall do or agree to do the following:  (i) divest or hold separate any assets or businesses of any such Person or the Surviving Corporation and its subsidiaries, (ii) not compete with the Surviving Corporation and its subsidiaries in specified geographic areas or lines of business, (iii) restrict the manner in which such Persons or their subsidiaries may carry on business in specified geographic areas or restrict the exercise of the full rights of ownership of the Surviving Corporation, (iv) accept any and all obligations that a Government Entity may impose on such Persons to maintain facilities, operations, places of business, employment levels, products or businesses, or any other restriction, limitation or qualification, (v) make all payments required by any Government Entity, and (vi) take any other action or accept any limitation or restriction necessary to resolve any objections asserted by any Governmental Entity or any other Person with respect to the Transactions, including the Merger; provided, however, that Parent may require the Company to take any such actions as they relate to the Company or the Company Subsidiaries, if such action is conditioned on the consummation of the Transactions.

SECTION 6.04. Employee Matters.

(a) Parent agrees that each employee of the Company or any of the Company Subsidiaries who continues employment with Parent, the Surviving Corporation or any of their respective subsidiaries as of immediately following the Effective Time or who, as of immediately following the Effective Time, is receiving short-term disability or is on a part-time leave of absence (a “Continuing Employee”) shall be provided, for a period extending until the earlier of the termination of such Continuing Employee’s employment with such entities or the first anniversary of the Closing Date, with compensation (excluding bonus opportunity and equity based compensation) and benefits that are substantially comparable, in the aggregate, to the compensation and benefits provided by the Company or any of the Company Subsidiaries to such Continuing Employee immediately prior to the date of this Agreement.  Nothing in this Agreement (including this Section 6.04) (i) shall require Parent, the Surviving Corporation or any of their subsidiaries to continue to employ any particular Company Employee following the Closing Date, or (ii) shall be construed to prohibit Parent, the Surviving Corporation or any of their subsidiaries from amending or terminating any Benefit Plan.

(b) Parent shall ensure that, as of the Closing Date, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit plan) for service with the Company or any of the Company Subsidiaries (or predecessor employers to the extent the Company or any of the Company Subsidiaries provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or the relevant subsidiary, as applicable, in which such Continuing Employee becomes or may become a participant; provided, however, that no such service recognition shall result in any duplication of benefits.  As of the Closing Date, Parent shall, or shall cause the Surviving Corporation or relevant subsidiary to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Benefit Plan as of the Closing Date.  With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant subsidiary for the benefit of any Continuing Employees, subject only to any required approval of the applicable insurance provider, if any (which Parent shall use its commercially reasonable efforts to obtain), Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan; and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Benefit Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Corporation or the relevant subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(c) For the period commencing on the Closing Date and ending on December 31, 2010, Parent shall, or shall cause the Surviving Corporation or relevant subsidiary to, continue, without any material adverse change to the Continuing Employees, the Company’s flexible account spending plan identified on Section 6.04(c) of the Company Disclosure Letter.

(d) Nothing contained in this Agreement (including, without limitation, this Section 6.04) shall (i) amend, or be deemed to amend, any Benefit Plan, (ii) provide any Person not a party to this Agreement with any right, benefit or remedy with regard to any Benefit Plan or a right to enforce any provision of this Agreement, or (iii) limit in any way the Surviving Corporation’s ability to amend or terminate any Benefit Plan at any time.

SECTION 6.05. Indemnification, Exculpation and Insurance.

(a) Parent shall, and shall cause the Surviving Corporation and the Company Subsidiaries to, maintain in effect indemnification, exculpation and advancement of expenses provisions no less favorable than those of the Company’s and any Company Subsidiary’s certificate of incorporation and bylaws or similar organization documents in effect immediately prior to the date hereof and honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under such indemnification, exculpation and advancement of expenses provisions and under any other indemnity agreement or obligation of the Company or any Company Subsidiary with the current or former directors, officers, employees or agents of the Company and the Company Subsidiaries (the “Covered Persons”) for acts or omissions by such Covered Persons occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company Bylaws or individual indemnity or other agreements to which such Covered Persons are a party, and such obligations shall survive the Merger and shall continue in full force and effect for a period of six (6) years following the Closing.  During such six-year period, Parent shall, and shall cause the Surviving Corporation and the Company Subsidiaries, not to amend, repeal or otherwise modify any such provisions or agreements in any manner that would adversely affect the rights thereunder of any Covered Person; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined by a final non-appealable order that he or she is not entitled to the indemnification referenced in the immediately preceding sentence.  Neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which shall not be unreasonably withheld, conditioned or delayed).

(b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and all other claims based insurance policies providing insurance coverage to the directors and officers of the Company maintained by the Company and the Company Subsidiaries and identified on Section 6.05(b) of the Company Disclosure Letter (provided that Parent may substitute therefor policies with carriers having credit ratings equal or better than those of the Company’s insurance substantially the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the last annual premiums paid as of the date hereof by the Company for such insurance (such 250% amount, the “Maximum Premium”).  If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies for such insurance coverage obtainable for an annual premium equal to the Maximum Premium.  Prior to the Effective Time, (i) the Company may, following consultation with Parent, or (ii) Parent may, with the consent of the Company (such consent not to be unreasonably withheld), purchase a six-year “tail” prepaid policy on the directors’ and officers’ liability insurance polices maintained by the Company and the Company Subsidiaries on terms and conditions no less advantageous than currently contained in such policies (provided that the amount paid by the Company or Parent for such “tail” policy shall not exceed the Maximum Premium) or on such other terms as Parent approves.  In the event that the Company purchases such a “tail” policy prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation and the Company Subsidiaries to, maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation with respect to the directors’ and officers’ liability insurance under the first two sentences of this Section 6.05(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) From and after the Effective Time, to the fullest extent permitted by Law, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless any Covered Person against all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld, conditioned or delayed)) (collectively, “Losses”), as incurred (payable monthly upon written request which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of actions or omissions occurring at or prior to the Effective Time in connection with such Covered Person serving in his or her capacity as such or serving in a similar capacity for any other Person at the direction or request of the Company or any Company Subsidiary, including in respect of this Agreement, the Merger and the other Transactions; provided, however, that a Covered Person shall not be entitled to indemnification under this Section 6.05(c) for Losses arising out of actions or omissions by the Covered Person constituting (i) an intentional breach of this Agreement, (ii) a felony or (iii) any intentional violation of federal, state or foreign securities Laws, in each case, to the extent so determined by a final, non-appealable court Order.

(d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.05.

(e) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.05, and this Section 6.05 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

SECTION 6.06. Fees and Expenses.

(a) Except as provided in this Section 6.06 and Section 6.09, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) The Company shall pay to Parent:   (1) the Termination Fee if: (i) the Company terminates this Agreement pursuant to Section 8.01(f); (ii) Parent terminates this Agreement pursuant to Section 8.01(c) or Section 8.01(d) (other than pursuant to Section 8.01(d)(i) in connection with a Non-Intervening Event Adverse Recommendation Change); or (iii) (A) after the date of this Agreement and prior to the termination of this Agreement pursuant to Article VIII, any Person makes a Company Takeover Proposal or amends a Company Takeover Proposal made after January 1, 2009, (B) this Agreement is terminated by either (x) the Company or Parent pursuant to Section 8.01(b)(i) or, (y) by the Company or Parent pursuant to Section 8.01(b)(iii), and (C) in any such case, within ten and one-half (10 ½) months after the date of such termination, the Company or any Company Subsidiary enters into an Acquisition Agreement with respect to any Company Takeover Proposal or consummates any Company Takeover Proposal (provided, that any Company Takeover Proposal referred to in clause (A), (B) or (C) need not be the same Company Takeover Proposal); provided, that, for purposes of this clause (iii), references in the term “Company Takeover Proposal” to “20%” shall be deemed to be references to “50%”; and (2) a fee in an amount equal to $10,000,000 (the “Withdrawal Fee”), if Parent terminates this Agreement pursuant to Section 8.01(d)(i) in connection with a Non-Intervening Event Adverse Recommendation Change.  Any Termination Fee or Withdrawal Fee due under this Section 6.06(b) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (1)(iii) of the first sentence of this Section 6.06(b) above, such payment shall be made on the date of execution of such Acquisition Agreement or, if earlier, consummation of such transaction).

(c) If the Termination Fee or the Withdrawal Fee is payable pursuant to Section 6.06(b) (other than following a termination of this Agreement by Parent pursuant to Section 8.01(c)), then the Company shall pay to Parent, forthwith upon demand by Parent, the Parent Expenses incurred by Parent through the date of termination of this Agreement (in the case that the Withdrawal Fee is paid pursuant to Section 6.06(b)(2), in amount not to exceed $2,000,000, and in the case that the Termination Fee is payable pursuant to Section 6.06(b)(1), in an amount not to exceed $1,000,000) by wire transfer of same-day funds to one or more accounts designated by Parent.  “Parent Expenses”, as used in this Agreement, shall include all reasonable and documented out of pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts, consultants and other Representatives) of Parent and Sub and their respective Affiliates in connection with or related to the Transactions, including the authorization, preparation, negotiation and performance of this Agreement, the Financing Commitments and the other transactions and documents contemplated hereby or thereby (including the Financing or any alternative financing obtained pursuant to Section 6.09), the due diligence investigation of the Company and the Company Subsidiaries in connection therewith, and all other matters relating to the Closing; provided, however, that Parent Expenses shall not include any fees or expenses incurred prior to December 29, 2009.

(d) In the event that the Company terminates the Merger Agreement (1) pursuant to Section 8.01(g), then Parent shall pay to the Company, to one or more accounts designated by the Company in writing, an amount equal to $10,000,000 (the “Parent Termination Fee”) within two (2) Business Days following such termination by wire transfer of same-day funds; provided that if, at the time of any such termination pursuant to Section 8.01(g), the Debt Financing or any alternative debt financing under Section 6.09 is not available to Parent and Sub under the Debt Financing Commitments for any reason, then, in lieu of paying the Parent Termination Fee to the Company, Parent shall pay to the Company, to one or more accounts designated by the Company in writing, an amount equal to $6,000,000 (the “Parent Breakup Fee”) (provided, that in the event the Debt Financing or any alternative debt financing under Section 6.09 is not available to Parent and Sub on the terms set forth in the Financing Commitments or Section 6.09, as applicable, due primarily to (i) the breach of Affiliates of Parent to fund the Equity Financing, or (ii) the failure of the Rollover Persons to comply with their obligations under the Rollover Agreements, then the Parent Termination Fee and the Company Expenses pursuant to Section 6.06(e) shall be due and payable by Parent to the Company) or (2) pursuant to Section 8.01(e), then Parent shall pay the Company, to one or more accounts designated by the Company in writing, an amount equal to the Parent Breakup Fee.

(e) If the Parent Termination Fee is payable pursuant to Section 6.06(d)(1), or if the Parent Breakup Fee is payable pursuant to Section 6.06(d)(2) primarily due to the failure of Parent and Sub to comply with Section 6.09(b) in all material respects, or if Parent terminates this Agreement pursuant to Section 8.01(h), then Parent shall pay to the Company, forthwith upon demand by the Company, all Company Expenses incurred by the Company through the date of termination of this Agreement (in each case, in an amount not to exceed $2,000,000) by wire transfer of same-day funds to one or more accounts designated by the Company (it being acknowledged and agreed that no Company Expenses shall be due and payable if the Parent Breakup Fee is payable pursuant to Section 6.06(d)).  “Company Expenses”, as used in this Agreement, shall include all reasonable and documented out of pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts, consultants and other Representatives) of the Company and the Company Subsidiaries and their respective Affiliates in connection with or related to the Transactions, including the authorization, preparation, negotiation and performance of this Agreement and the other transactions and documents contemplated hereby, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of the Company Stockholder Approval and all other matters relating to the Closing; provided, however, that Company Expenses shall not include any fees or expenses incurred prior to December 29, 2009.

(f) Each of the Company, Parent and Sub acknowledges and agrees that the agreements contained in this Section 6.06 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the Company, Parent or Sub would have entered into this Agreement.  If the Company or Parent (or Guarantor), as the case may be, fails promptly to pay the fees or expenses due pursuant to this Section 6.06 when due, and, in order to obtain such payment, Parent or the Company commences an Action that results in an Order against the other party (or Guarantor) for any such fees or expenses, the Company or Parent (or Guarantor), as the case may be, shall pay to the other party its costs and expenses (including attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of the applicable fees and expenses due pursuant to this Section 6.06, from the date such payment was required to be made until the date of payment, at the Wall Street Journal prime rate plus 300 basis points in effect on the date such payment was required to be made.

(g) Each of the parties hereto hereby acknowledges and agrees that the payment of fees and expenses as set forth in this Section 6.06 are subject to the terms of this Agreement, including, without limitation, Section 9.09, Section 9.10, Section 9.12 and Section 9.13.

(h) The parties agree that in no event shall any party be entitled to receive multiple or duplicative recovery of a termination fee or multiple or duplicative recovery of expense reimbursement hereunder.

SECTION 6.07. Public Announcements.  Parent and Sub, on the one hand, and the Company, on the other hand, shall use their reasonable best efforts to consult, and to cause their respective Representatives to consult, with each other before issuing, and, to the extent reasonably practicable, provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or Order, or as may be required by the rules and requirements of the NASDAQ National Market or any other applicable national or regional securities exchange or market.  The Company shall give Parent reasonable advance notice of (and the opportunity to review and comment on) any general communications made by the Company to the employees of the Company or any Company Subsidiary.

SECTION 6.08. Stockholder Litigation.  The Company shall give Parent prompt written notice of, and the opportunity to participate in the defense or settlement of, any stockholder Action against the Company, any member of the Company Board, or any officer of the Company, relating to this Agreement or the Transactions, including the Merger (whether such Action seeks to restrain, modify, or prevent the consummation of the Transactions, seeks damages, or seeks a discovery or other Order in connection with the Transactions, or otherwise), and no such settlement shall be agreed to without Parent’s written consent.

SECTION 6.09. Financing.

(a) From the date of this Agreement until the Effective Time, the Company and the Company Subsidiaries shall, and shall use their reasonable best efforts to cause each of their respective officers, directors, employees, advisors, attorneys, accountants and Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Financing or any alternative debt financing for the transactions contemplated by this Agreement, including (i) causing appropriate officers and employees to be available, on a customary basis and on reasonable advance notice, to meet with prospective lenders and investors in meetings, presentations, due diligence sessions and, if any such Debt Financing is to be rated, sessions with rating agencies and assisting Parent in obtaining ratings as contemplated by the Debt Financing, (ii) assisting with the preparation of disclosure documents, materials for rating agency presentations (if any such Debt Financing is to be rated) and other materials in connection therewith, (iii) requesting that its independent accountants provide reasonable assistance to Parent, including requesting that such accountants provide consent to Parent to prepare and use their audit reports and SAS 100 reviews relating to the Company and the Company Subsidiaries, (iv) executing and delivering any commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency or other matters; provided, that none of the letters, agreements, documents and certificates referenced in clause (D above shall be executed and delivered except in connection with the Closing (and the effectiveness thereof shall be conditioned upon the occurrence of the Closing), (v) using commercially reasonable efforts to obtain customary appraisals, surveys, engineering reports, non-invasive environmental and other inspections (including providing reasonable access to Parent and its agent to all Owned Real Property for such purposes), title insurance and other documentation and items relating to the Debt Financing as reasonably requested by Parent and, if requested by Parent, to cooperate with and assist Parent or Sub in obtaining such documentation and items, (vi) taking commercially reasonable actions necessary to (I) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s and the Company’s Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Effective Time, (II) assist Parent to establish or maintain, effective as of the Effective Time, bank and other accounts and control agreements in connection with the Debt Financing, and, if any such Debt Financing is to be rated, (III) promptly assist Parent to obtain a corporate family rating and ratings for the Debt Financing from each of Moody’s Investor Services, Inc. or Standard & Poor’s Financial Services LLC, and (vii) using reasonable best efforts to assist Parent to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which the Company or any Company Subsidiary is a party and to arrange discussions among Parent, Sub and their financing sources with other parties to material leases, encumbrances and contracts as of the Effective Time; provided that (i) none of the Company or any Company Subsidiary shall be required to incur any liability in connection with the Debt Financing or any alternative debt financing prior to the Effective Time, (ii) the Company Board shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing or the alternative debt financing is obtained, and (iii) except as expressly provided above, none of the Company or any Company Subsidiary shall be required to take any corporate actions prior to the Effective Time to permit the consummation of the Debt Financing or the alternative debt financing.  Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable, documented, out-of-pocket expenses incurred by the Company or its Representatives in connection with the Company’s cooperation pursuant to this Section 6.09(a).

(b) Parent and Sub shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions contemplated by the Debt Financing Commitment, including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitment, negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained therein or on other terms acceptable to Parent and not less favorable to Parent and Sub, (ii) satisfy on a timely basis all conditions applicable to Parent and Sub in the Debt Financing Commitment and such definitive agreements that are within its control (including by causing its investors and other Affiliates to consummate the Equity Financing pursuant to the terms of the Equity Financing Commitment), (iii) consummate the Debt Financing on the Closing Date at or prior to the Closing and (iv) enforce its rights under the Debt Commitment Letter; provided that Parent and Sub may amend or modify any of the Financing Commitments between the date of this Agreement and the Effective Time, so long as such amendment or modification (a) does not adversely amend or expand upon the conditions precedent to the Financing as set forth in such Financing Commitment, (b) is not reasonably expected to delay or hinder the Closing and (c) does not reduce the aggregate amount of available Financing.  In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, otherwise than due to the material breach of representations and warranties or covenants of the Company or a failure of a condition to be satisfied by the Company, Parent and Sub will use reasonable best efforts to arrange alternative debt financing from the same or other sources on (x) pricing terms and conditions no less favorable and (y) other terms and conditions no less favorable in the aggregate, in each case, to Parent and Sub than those contained in the Debt Financing Commitment as of the date hereof (it being understood that Parent and Sub shall not be required to accept a lower amount of term loan debt in the alternative debt financing than an amount equal to the total amount of funds necessary to consummate the Transactions less the total amount of Equity Financing contemplated by the Equity Financing Commitment as of the date hereof).  Parent shall give the Company prompt notice of any material breach by any party to the Debt Financing Commitment of which Parent or Sub becomes aware or any termination of the Debt Financing Commitment.  Parent and Sub shall keep the Company reasonably apprised on a reasonably current basis of the status of its efforts to arrange the Debt Financing, including providing the Company with any information that the Company shall reasonably request.  In the event that private placement memoranda and/or rating agency presentations are required in connection with the Debt Financing or any alternative debt financing, the Company and its Representatives shall be given reasonable opportunity to review and comment upon any private placement memoranda or similar documents, or any materials for rating agencies, that includes information about the Company or any of its Subsidiaries prepared in connection with any such financings, and Parent and Sub shall include in such memoranda, documents or other materials, comments reasonably proposed by the Company. Parent and Sub shall keep the Company reasonably apprised of material developments relating to the Equity Financing contemplated by the Equity Financing Commitment and the delivering of the Rollover Options pursuant to the Rollover Agreements.

SECTION 6.10. Termination of Certain Agreements.  Notwithstanding Section 5.01, the Company shall use its reasonable best efforts, to cause each of the Contracts identified on Schedule 6.10 of the Parent Disclosure Letter to terminate effective as of the Closing.

SECTION 6.11. Actions Regarding Anti-Takeover Statutes.  If Section 203 of the DGCL, or the provisions in the Company Charter or Company Bylaws addressing interested stockholder transactions or business combinations, or any other potentially applicable anti-takeover or similar statute or regulation is or becomes applicable to the Transactions, the Company Board (or, if applicable, the Special Committee) shall grant such approvals and take such other actions (unless such actions would not be permitted under applicable Law) as may be required so that the Transactions, including the Merger, may be consummated as promptly as practicable on the terms and conditions set forth in this Agreement.

SECTION 6.12. Stock Exchange De-listing.  Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ National Market to cause the delisting by the Surviving Corporation of the Company Common Stock from the NASDAQ National Market and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation To Effect The Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Company shall have obtained the Company Stockholder Approval.

(b) No Injunctions or Restraints.  No temporary or permanent Order issued by any Governmental Entity of competent jurisdiction or Law making illegal, or preventing or materially delaying, directly or indirectly, the consummation of the Merger shall be in effect.

SECTION 7.02. Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in Section 3.03(e), Section 3.04(b), Section 3.04(c), Section 3.08(a), Section 3.13, and Section 3.14 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly related to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date).

(ii) The representations and warranties contained in the second and third sentences of Section 3.03(a), and the first sentence of Section 3.03(c) (other than clauses (ii) and (iii)) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except for the failure of the representations and warranties to be so true and correct in all respects that would not, individually or in the aggregate, result in the payment of more than $150,000 of additional Merger Consideration or Option Consideration.

(iii) All other representations and warranties contained in Article III shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or other similar qualifiers therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly related to an earlier date (in which case such representations and warranties shall have been true and correct, in all respects, on and as of such earlier date), except where such failures to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the satisfaction of the conditions set forth in the foregoing clauses (i), (ii) and (iii).

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) No Governmental Litigation.  There shall not be pending any Action by any Governmental Entity that has arisen after the date of this Agreement and has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Sub of any Company Common Stock, or seeking to restrain or prohibit the consummation of the Merger or any other Transaction, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any other Transaction, or (iii) which challenges the Merger or any of the Transactions and otherwise has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d) No Company Material Adverse Effect.  No event, circumstance, change, development, condition, occurrence or effect has occurred or exists that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(e) FIRPTA Certificate.  The Company shall have obtained and provided to Parent a certificate (or certificates) in form and substance reasonably acceptable to Parent and in compliance with the Code and Treasury Regulations certifying facts as to establish that the Transactions are exempt from withholding pursuant to Section 1445 of the Code.

SECTION 7.03. Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Parent and Sub set forth in Section 4.09 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly related to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date).

(ii) All other representations and warranties of Parent and Sub in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall have been true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(iii) The Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of Parent and Sub certifying as to the satisfaction of the conditions set forth in the foregoing clauses (i) and (ii).

(b) Performance of Obligations of Parent and Sub.  Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of Parent and Sub to such effect.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as set forth in Section 8.01(f)):

(a) by mutual written consent of Parent, Sub and the Company (acting through the Special Committee, if applicable);

(b) by either Parent or the Company (acting through the Special Committee, if applicable):

(i) if the Merger is not consummated on or before the date that is 180 days after the date hereof (the “Outside Date”), and the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(ii) if any Governmental Entity issues an Order, enacts a Law or takes any other action permanently enjoining, restraining or otherwise prohibiting or rendering illegal the Merger and such Order, Law or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have used its reasonable best efforts as may be required pursuant to Section 6.03 to contest, appeal and remove such Order, Law or other action and provided further, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Order, Law or other action was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained.

(c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02 and, (ii) after the giving of written notice of such breach to the Company by Parent, cannot be or has not been cured by the earlier of (A) the Outside Date or (B) 30 days after the giving of such notice (provided that neither Parent nor Sub is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(d) by Parent:

(i) if the Company Board or any committee thereof makes an Adverse Recommendation Change, or the Company Board or any committee thereof fails to recommend to the Company’s stockholders that they give the Company Stockholder Approval and include such recommendation in the Proxy Statement;

(ii) if (A) the Company or any of its officers, directors, employees, or other Representatives or Affiliates materially breaches Section 5.02 or (B) the Company gives Parent a Superior Proposal Notice; or

(iii) if, after the Original Solicitation Period End Date, a Company Takeover Proposal is publicly made (or a Company Takeover Proposal that was previously publicly made (x) is materially amended and such amendment is made public or (y) materially changes in value) and the Company Board (or, if applicable, the Special Committee) fails to publicly reaffirm the Company Board Recommendation within five (5) Business Days after receiving a written request from Parent to make such a public announcement (or, if the Outside Date is fewer than five (5) Business Days following the date on which any Company Takeover Proposal is publicly made or is amended and such amendment is made public or materially changes in value, the day following such date); provided that Parent shall only be allowed to make one (1) such request during any five (5) day period with respect to each Company Takeover Proposal, one (1) such request during any five (5) day period with respect to each material amendment of a Company Takeover Proposal that is made public, and one (1) such request during any five (5) day period with respect to each material change in value of each such Company Takeover Proposal.

(e) by the Company (acting through the Special Committee, if applicable), if Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03, and, (ii) after the giving of written notice of such breach to the Parent by the Company, cannot be or has not been cured by the earlier of (A) the Outside Date or (B) 30 days after the giving of such notice (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(f) by the Company (or the Special Committee, if applicable) prior to receipt of the Company Stockholder Approval, in accordance with Section 8.05(b), but only if the Company shall have complied in all respects with all provisions thereof, including the notice provisions therein and concurrently with such termination, the Company pays the Termination Fee and Parent Expenses pursuant to Section 6.06(b) and (c);

(g) by the Company (or the Special Committee, if applicable) if (i) all conditions to the Closing set forth in Sections 7.01 and 7.02 have been satisfied or waived (other than conditions that are only capable of being satisfied at the Closing), (ii) Parent fails to consummate the Closing within three (3) Business Days following the date on which such conditions to the Closing were satisfied or waived (or, if the Outside Date (as such date may be extended pursuant to written agreement by the parties hereto) is fewer than three (3) Business Days after the date on which such conditions (other than conditions that are only capable of being satisfied at the Closing) to the Closing were satisfied or waived, on the Outside Date (as such date may be extended pursuant to written agreement by the parties hereto)) (other than conditions that are only capable of being satisfied at the Closing), (iii) nothing has occurred and no condition, event or circumstance exists that would cause any of the conditions set forth in Sections 7.01 and 7.02 to fail to continue to be satisfied by the third (3) Business Day following the date on which such conditions to the Closing were satisfied or waived (or, if the Outside Date (as such date may be extended pursuant to written agreement by the parties hereto) is fewer than three (3) Business Days after the date on which such conditions (other than conditions that are only capable of being satisfied at the Closing) to the Closing were satisfied or waived, on the Outside Date (as such date may be extended pursuant to written agreement by the parties hereto)) (other than conditions that are only capable of being satisfied at the Closing), and (iv) the Company stood ready, willing and able to consummate the Closing during such period; or

(h) by Parent if the holders of ten percent (10%) or more of the outstanding shares of Company Common Stock (as determined as of the record date for the Company Stockholder Meeting) that are entitled to appraisal of their shares of Company Common Stock under Section 262 of the DGCL shall have made and not withdrawn demands for the appraisal of such shares of Company Common Stock under Section 262 of the DGCL.

SECTION 8.02. Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement (but not the Confidentiality Agreement) shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than as set forth in Section 6.02(c), Section 6.06, this Section 8.02, Section 8.03, the last sentence of Section 8.04 and Article IX (other than Section 9.11 and Section 9.13), which provisions shall survive such termination; provided, however, that except as otherwise provided herein and subject to Section 6.06, this Section 8.02 and Article IX (other than Section 9.11 and Section 9.13), no such termination (or any provision of this Agreement) shall relieve (i) the Company from liability for any damages for a willful and malicious breach or (ii) subject to Section 9.12, Parent or Sub from liability for any damages for a willful and material breach, in either case, of any covenant or obligation hereunder or fraud.

SECTION 8.03. Amendment.  Subject to Section 9.09, this Agreement may be amended by the parties at any time prior to the Effective Time; provided, however, that after receipt of the Company Stockholder Approval, if any such amendment shall by applicable Law require further approval of the stockholders of the Company, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company.  Subject to Section 9.09, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.04. Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03 and to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver.

(a) A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its board of directors or, to the extent permitted by Law, the duly authorized designee of its board of directors (in the case of the Company Board, acting through the Special Committee if applicable).

(b) The Company Board (or, if applicable, the Special Committee) may terminate this Agreement pursuant to Section 8.01(f) or make an Adverse Recommendation Change pursuant to the second sentence of Section 5.02(d) in response to a Superior Company Proposal, in each case, only at a time prior to the Company Stockholder Approval, if:  (1) the Company Board receives a Company Takeover Proposal that the Company Board (or the Special Committee, if applicable) determines (in accordance with the definition of Superior Company Proposal), constitutes a Superior Company Proposal (a “Superior Proposal Determination”); (2) the Company Board (or the Special Committee, if applicable) determines, in good faith (after consulting with outside counsel and its independent financial advisers) that the failure to make a Superior Proposal Determination would reasonably be likely to result in a breach of their fiduciary duties to the Company’s stockholders; (3) the Company has notified Parent in writing that it has made a Superior Proposal Determination (any such notice, a “Superior Proposal Notice”), which notice shall (i) contain the identity of the Person making the Superior Company Proposal, (ii) specify the consideration proposed to be offered to the Company and its stockholders in the Superior Company Proposal and (iii) contain a copy of the documents and/or agreements providing for the Superior Company Proposal (including any other material documents or agreements relating thereto); (4) the Company shall, and shall cause its financial and legal advisors to, for a period of at least five (5) calendar days following receipt by Parent of the Superior Proposal Notice (such time period, the “Notice Period”), negotiate with Parent and any Representative of Parent in good faith (to the extent Parent desires to negotiate) to permit Parent to propose amendments to the terms and conditions of this Agreement and the Transactions, including the Merger (a “Parent Proposal”);  (5) on the date that is no later than two (2) Business Days immediately following the last day of the Notice Period, and taking into account any Parent Proposal received during the Notice Period, the Company Board (or the Special Committee, if applicable) has again determined that such Superior Company Proposal remains a Superior Company Proposal and has again made a Superior Proposal Determination;  (6) neither the Company nor any of its Representatives has materially breached Section 5.02; (7) the Company Board (or the Special Committee, if applicable) concurrently approves, and, in connection with a termination of this Agreement pursuant to Section 8.01(f), the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal; and (8) Parent is not at such time entitled to terminate this Agreement pursuant to Section 8.01(c).  The Company acknowledges and agrees that each successive modification to the financial terms or other material terms of a Company Takeover Proposal that is determined to be a Superior Company Proposal shall be deemed to constitute a new Superior Company Proposal for purposes of this Section 8.05(b) and shall trigger a new Notice Period.

ARTICLE IX

General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.01 shall not limit any covenant or agreement of Parent, Sub or the Surviving Corporation which by its terms contemplates performance after the Effective Time.

SECTION 9.02. Notices.  All notices, requests, claims, demands and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made to the receiving party (i) upon actual receipt, if delivered personally, (ii) three Business Days after deposit in the mail, if sent by registered or certified mail, (iii) upon confirmation of successful transmission if sent by facsimile (provided, that if given by facsimile, such notice or other communication shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein), or (iv) on the next Business Day after deposit with an overnight courier, if sent by overnight courier, at the following addresses (or at such other address for a party as shall be specified by like notice):

(b) if to Parent or Sub, to:

Sage Parent Company, Inc.
c/o ONCAP Investment Partners II L.P.
161 Bay Street, 48th Floor
Toronto, Ontario M5J 2S1
Telecopy No.: (416) 214-6106
Attention: Mark Gordon

with a copy to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Telecopy No.:  (212) 326-2061
Attention:  Douglas A. Ryder, Esq. and Paul S. Scrivano, Esq.

(c) if to the Company, to:

Sport Supply Group, Inc.
1901 Diplomat Drive
Farmers Branch, Texas  75234
Telecopy No.: (972) 406-3476
Attention: General Counsel

with a copy to:
Vinson & Elkins LLP
Trammell Crow Center
2001 Ross Avenue
Suite 3700
Dallas, TX  75201-2975
Telecopy No.: (214) 999-7857
Attention: Alan J. Bogdanow, Esq.

SECTION 9.03. Definitions.  For purposes of this Agreement:

 An “Acceptable Confidentiality Agreement” shall mean an agreement that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, in either case containing provisions that require any counter-party(ies) thereto (and any of its (their) representatives named therein) that receive non-public information of or with respect to the Company or any of the Company Subsidiaries to keep such information confidential, provided, in each case, that such confidentiality and other provisions (including “standstill,” non-solicitation and similar provisions) are no less restrictive in the aggregate to such counter-party(ies) (and any of its (their) representatives named therein) than the terms of the Confidentiality Agreement.

 An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For purposes of this definition “control” means, (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or investment decisions of such Person, whether through the ownership of voting securities, by contract or otherwise.

 “Confidentiality Agreement” means the Confidentiality Agreement dated as of December 18, 2009, between the Company and an Affiliate of Parent.

 A “Company Material Adverse Effect” means any event, circumstance, change, development, condition, occurrence or effect that, individually or in the aggregate with all other events, circumstances, changes, developments, conditions, occurrences or effects is, or would reasonably be expected to be, materially adverse to (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement, or (c) the ability of the Company to timely consummate the Merger and the other Transactions; provided, however, that in no event shall any of the following, alone or in combination be deemed to constitute, nor shall any event, circumstance, change, development, condition, occurrence or effect resulting from any of the following be taken into account in determining whether there has been a Company Material Adverse Effect: (i) general economic, financial market or political conditions (including acts of war or terrorism) in the United States of America or any other country or region in which the Company sources product or conducts its business in any material respect, (ii) conditions generally affecting industries in which any of the Company or the Company Subsidiaries operates, (iii) any adverse effect resulting from any change in GAAP or any applicable Law (or in any interpretations thereof), in each case, proposed, adopted or enacted after the date hereof, (iv) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters in the United States (or in any other country or region in which the Company sources product or conducts its business in any material respect), (v) the announcement or the pendency of this Agreement or the announcement of the Merger or any of the Transactions, (vi) changes in the market price or trading volume of the Company Common Stock, (vii) changes in any analyst’s recommendations or any financial strength rating (including, in and of itself, any failure to meet analyst projections), (viii) failure by the Company to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement, (ix) any actions taken, or failure to take action, in each case, to which Parent has in writing expressly approved, consented to or requested, (x) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) directly relating to the Merger or in connection with any of the Transactions, and (xi) the taking of any action required to be taken pursuant to this Agreement (other than any action taken by the Company or any Company Subsidiary pursuant to Section 5.01(a)), or, if Parent fails to consent to any action requiring Parent’s consent under this Agreement, the failure of the Company or any Company Subsidiary to take such action,  (except, (A) in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), for any such change to the extent it disproportionately adversely impacts the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the same industry as the Company and the Company Subsidiaries and that conduct their business in the same geographic markets in which the Company and the Company Subsidiaries conduct their business, and (B) in the case of clauses (vi), (vii) and (viii), the  events, circumstances, changes, developments, conditions, occurrences or effects underlying any such changes or failures shall be considered when determining the existence of a Company Material Adverse Effect).

 The “Company Stock Plans” shall mean the Company’s Amended and Restated 1998 Stock Option Plan and the Company’s Amended and Restated 2007 Long Term Incentive Plan.

 An “Excluded Party” shall mean any Person or group of related Persons (i) with whom none of the Company, any Company Subsidiary or any of their respective Affiliates or Representatives had any discussions between January 1, 2009 and the date hereof regarding any Company Takeover Proposal which resulted in the execution of a customary confidentiality agreement by such Person or group of related Persons and the Company or any of the Company Subsidiaries between January 1, 2009 and the date hereof, and (ii) that shall have entered into a definitive written agreement with respect to a Superior Company Proposal on or prior to the Original Solicitation Period End Date (or, only if such Person is a Continuing Party, by the Solicitation Period End Date).

 “Indebtedness” means the aggregate consolidated indebtedness of the Company, including, without duplication, (i) any obligations under any indebtedness for borrowed money (including all obligations for principal, interest premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (ii) any obligations evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which the Company or any Company Subsidiary assures a financial institution against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any off-balance sheet financing, including synthetic leases and project financing, (v) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vi) any payment obligations in respect of banker’s acceptances or letters of credit, (vii) any obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (viii) all obligations for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice that are not more than ninety (90) days past due), (ix) any obligations referred to in clauses (i) through (viii) above of any Person which are either guaranteed or secured by any Lien upon the Company or any Company Subsidiary or any of their respective assets or properties and (x) accrued and unpaid or declared and unpaid interest of any such foregoing obligation.

 A “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Sub to consummate the Merger and the other Transactions.

 A “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

 “Rollover Options” means a number of Company Options listed next to each Rollover Persons’ name on Section 9.03 of the Parent Disclosure Letter which the Rollover Persons agree, pursuant to the Rollover Agreements, shall be cancelled in exchange for options to purchase shares of common stock of Parent.

 “Rollover Persons” means those holders of Company Options and/or Company Common Stock to be set forth in Section 9.03 of the Parent Disclosure Letter.

 “Rollover Shares” means a number of shares of Company Common Stock and/or Company Restricted Shares, as the case may be, listed next to each Rollover Persons’ name on Section 9.03 of the Parent Disclosure Letter which the Rollover Persons agree, pursuant to the Rollover Agreements, shall be contributed to Parent in exchange for shares of common stock of Parent, and subsequently cancelled in accordance with Section 2.01(b).

 The “Special Committee” means a committee of the Company Board, the members of which are not affiliated with Parent or Sub and are not members of the Company’s management, formed for the purpose of, among other things, evaluating and making a recommendation to the full Company Board with respect to this Agreement and the Transactions, including the Merger, and shall include any successor committee to the Special Committee.

 A “subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or any Person of which such first Person is a managing member or general partner.

 The “Termination Fee” shall mean an amount in cash equal to $6,000,000; provided, however, that notwithstanding the foregoing, “Termination Fee” shall mean an amount in cash equal to $3,000,000 in the event that the Termination Fee is payable by the Company in accordance with Section 6.06(b) of this Agreement and the Company’s obligation to pay the Termination Fee arose from a termination pursuant to (i) Section 8.01(d)(i) following an Adverse Recommendation Change made pursuant to clause (i) of the second sentence of Section 5.02(d) in response to a Superior Company Proposal made by an Excluded Party, (ii) Section 8.01(d)(ii)(B) (where the Superior Proposal Notice is for a Superior Company Proposal by an Excluded Party) or (iii) Section 8.01(f) for a Superior Company Proposal by an Excluded Party.

SECTION 9.04. Interpretation.  Except when the context requires otherwise, any reference in this Agreement to any Article, Section, clause, Schedule or Annex shall be to the Articles, Sections and clauses of, and Schedules and Annexes to, this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires.  Any reference to “dollars” or “$” shall refer to United States dollars.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations among the parties.

SECTION 9.05. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06. Counterparts.  This Agreement may be executed in one or more counterparts, including via facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07. Entire Agreement.  This Agreement, taken together with the Company Disclosure Letter and Parent Disclosure Letter, the Confidentiality Agreement, the Voting Agreement and Limited Guarantee constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions.

SECTION 9.08. No Third Party Beneficiaries.  Except for the provisions of Section 6.05, as to which any Covered Person, or Sections 9.10,  9.12 and 9.13, as to which any Specified Person, shall constitute a third party beneficiary and such sections shall be enforceable thereby, this Agreement, taken together with the Company Disclosure Letter and Parent Disclosure Letter, is not intended to confer upon any stockholder, employee, director, officer or other Person other than the parties hereto any rights or remedies.

SECTION 9.09. Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without giving effect to choice of law principles thereof that would result in the application of the Laws of another jurisdiction).

SECTION 9.10. Jurisdiction; Venue.  Each of the parties hereto, on behalf of itself and its respective Affiliates, (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery or the other courts of the State of Delaware, in each case in connection with any dispute arising out of, in connection with, in respect of, or in any way relating to (i) the negotiation, execution and performance of this Agreement and the Transactions, including the Merger, the Equity Financing and the Debt Financing, (ii) the interpretation and enforcement of the provisions of this Agreement and any agreements entered into in connection herewith, or (iii) any actions of or omissions of any Specified Party in any way connected with, related to or giving rise to any of the foregoing matters (clauses (i)-(iii) collectively, the “Covered Matters”), (b) hereby waives, and agrees not to assert as a defense in any Action with regard to or involving a Covered Matter that such Action may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any agreement entered into in connection herewith may not be enforced in any such court, (c) irrevocably agree that all claims with respect to any such Action shall be heard and determined exclusively by such courts, (d) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (e) consents to and grants to any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that the mailing of process or other papers in connection with such Action in the manner specified in Section 9.02 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof, (f) agrees that it will not bring any Action relating to any Covered Matter in any court other than any such court, and (g) waives any right to trial by jury with respect to any Covered Matter.  Each of the parties, on behalf of itself and each of its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the Transactions, including the Merger, the Equity Financing and the Debt Financing, in Delaware Court of Chancery or other courts of the State of Delaware, as applicable pursuant to clause (a) above, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

SECTION 9.11. Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement (i) to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement, (ii) as security for any obligation arising in connection with the financing of the transactions contemplated hereby, or (iii) subject to Section 6.05(d), from the after the Effective Time, in connection with a merger or consolidation involving Sub or other disposition of all or substantially all of the assets of Sub or the Surviving Corporation.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.12. Remedies.

(a) Notwithstanding anything to the contrary in this Agreement or in the Limited Guarantee, in the event this Agreement is terminated by Parent or the Company for any reason, or if Parent or Sub fail for any reason to effect the Closing (whether willfully, intentionally, unintentionally, maliciously, or otherwise), or if Parent or Sub fail for any reason to perform any of its respective obligations hereunder (whether willfully, intentionally, unintentionally, maliciously, or otherwise), the Company’s sole and exclusive remedy (whether at Law, in equity, in contract, in tort, or otherwise) against Parent, Sub, Guarantor or against any of their respective former, current and future directors, officers, employees, Affiliates, general and limited partners, stockholders, managers, members, financing sources (including parties to the Financing Commitments), assignees, agents and other Representatives (each such Person (other than Parent, Sub and Guarantor), a “Specified Person”) for any breach, loss or damage (including as a result of any willful, intentional, or malicious breach) or any other Covered Matter, shall be to terminate this Agreement and receive an amount equal to the Parent Termination Fee or the Parent Breakup Fee, as the case may be, plus the Company Expenses due under Section 6.06(e) and any other amounts due thereon pursuant to Section 6.06(f), and the Company hereby acknowledges and agrees, on behalf of itself, its controlled Affiliates and, to the extent permitted under Law, its former, current and future directors, officers, employees, Affiliates, stockholders, agents, and other Representatives, that no such Person shall seek (and each such Person hereby waives the right to seek) (x) any damages of any kind in excess of such amounts, (y) any damages of any kind in any amount if the Parent Termination Fee or the Parent Breakup Fee, as the case may be, and the Company Expenses, have been paid (including any interest owed thereon), or (z) any other recovery, judgment, or damages of any kind, including equitable relief or consequential, indirect, special or punitive damages, against Parent, Sub, Guarantor or any Specified Person in connection with any Covered Matter.  The parties hereto acknowledge and agree that in no event shall (1) both the Parent Termination Fee and the Parent Breakup Fee be required to be paid under any circumstances, and (2) the Parent Termination Fee, the Parent Breakup Fee or any Company Expenses be payable on more than one occasion.

(b) In addition to the foregoing, by entering into this Agreement, the Company acknowledges and agrees, on its own behalf and on behalf of its controlled Affiliates and, to the fullest extent permitted by Law, on behalf of its former, current and future directors, officers, employees, Affiliates, stockholders, managers, and other Representatives, that it shall not bring any Action (regardless of the legal theory or claim involved or the procedural nature of any such Action) with regard to any Covered Matter against any Specified Person.  Notwithstanding the foregoing, nothing in this Section 9.12 shall prevent the Company from seeking reimbursement for any costs or expenses with respect to which the Company is entitled to reimbursement pursuant to the terms of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, Parent hereby acknowledges and agrees, on behalf of itself and, to the extent permitted under Law, its former, current and future directors, officers, employees, Affiliates, general and limited partners, stockholders, members, managers, agents, and other Representatives, that (i) such Persons shall have no rights or remedies against any Covered Person in connection with any Covered Matters, and (ii) the only rights and remedies with respect to any Covered Matters shall be to seek damages or bring claims against the Company, and shall not seek (and each such Person hereby waives the right to seek) (y) any damages of any kind, or (z) any other recovery, judgment, or damages of any kind, including equitable relief or consequential, indirect, special or punitive damages, against any Covered Person in connection with any Covered Matter.

SECTION 9.13. Enforcement.  The Company agrees that irreparable injury would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that damages, even if available, will not be an adequate remedy.  Accordingly, the Company agrees that, in the event of any breach or threatened breach by the Company of any covenant or obligation contained in this Agreement, Parent and Sub shall be entitled (in addition to any other remedy that may be available to Parent and Sub whether in Law or equity) to (a) any decree or order of specific performance to enforce the observance and performance of such covenant or obligation, or (b) any injunction restraining such breach or threatened breach, in each case, without requiring proof of actual damages and without any requirement to obtain, furnish or post any bond or similar instrument.  Parent and Sub agree that irreparable injury would occur in the event that any of Section 6.07, Section 9.10, Section 9.11, Section 9.12(c), and the Confidentiality Agreement were not performed in accordance with their specific terms or were otherwise breached and that damages, even if available, will not be an adequate remedy.  Accordingly, Parent agrees that, in the event of any breach or threatened breach by Parent or Sub of any covenant or obligation contained in any of Section 6.07, Section 9.10, Section 9.11, Section 9.12(c), and the Confidentiality Agreement, the Company shall be entitled (in addition to any other remedy that may be available to the Company whether in Law or in equity) to (a) any decree or order of specific performance to enforce the observation and performance of such covenant or obligation, or (b) any injunction restraining such breach or threatened breach, in each case, without requiring proof of actual damages and without any requirement to obtain, furnish or post any bond or similar instrument.  The Company further acknowledges and agrees, on behalf of itself, its Affiliates and, to the extent permitted by Law, its former, current and future directors, officers, employees, general and limited partners, stockholders, managers, members, agents, and other Representatives, that, other than with respect to breaches of Section 6.07, Section 9.10, Section 9.11, Section 9.12(c), and the Confidentiality Agreement none of such Persons shall, in any circumstances (including if all conditions to the Closing set forth in Article VII have been satisfied other than the payment of the Merger Consideration, Restricted Share Consideration or Option Consideration), be entitled to an injunction, injunctions or other equitable remedies to prevent breaches of this Agreement by Parent or Sub, against either Parent, Sub, Guarantor or any Specified Person, or to enforce specifically the terms and provisions of this Agreement against either Parent, Sub, Guarantor or any Specified Person, and that the Company’s sole and exclusive remedy with respect to any Covered Matter against Parent, Sub, Guarantor or any Specified Person shall be as set forth in Section 9.12 and Section 6.06.  For the avoidance of doubt, the Company hereby acknowledges and agrees, on behalf of itself, its Affiliates and, to the extent permitted by Law, its former, current and future directors, officers, employees, Affiliates, general and limited partners, stockholders, managers, members, agents, and other Representatives, that none of such Persons shall, in any circumstances (including if all conditions to the Closing set forth in Article VII have been satisfied other than the payment of the Merger Consideration, Restricted Share Consideration or Option Consideration), be entitled to enforce specifically the covenants or obligations of Parent or Sub to consummate the Merger or pay the Merger Consideration, Restricted Share Consideration or Option Consideration.  The parties further agree that no other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to such first party obtaining any remedy referred to in this Section 9.13, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

PARENT:

SAGE PARENT COMPANY, INC.

By: /s/ Michael Lay
Name: Michael Lay
Title: President

SUB:

SAGE MERGER COMPANY, INC.

By: /s/ Michael Lay
Name: Michael Lay
Title: President

THE COMPANY:

SPORT SUPPLY GROUP, INC.

By: /s/ Terrence M. Babilla
Name: Terrence M. Babilla
Title: President

                                EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SPORT SUPPLY GROUP, INC.

Dated as of [________], 2010

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is Sport Supply Group, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover, County of Kent, 19904.  The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 100 shares of Common Stock having the par value of $0.01 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by resolution adopted by the Board of Directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

To the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to any extent to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.

ARTICLE IX

 A.           Right to Indemnification.  Each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue with respect to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in paragraph (B) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article IX shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article IX or otherwise.

B.           Right of Indemnitee to Bring Suit.  If a claim under paragraph (A) of this Article IX is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days), the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled under this Article IX or otherwise to be indemnified, or to such advancement of expenses, shall be on the Corporation.

C.           Non-Exclusivity of Rights.  The rights to indemnification and to the advancement of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

D.           Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any indemnitee against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

E.           Indemnity of Employees and Agents of the Corporation.  The Corporation may, to the extent authorized from time to time by the Board of Directors of the Corporation, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article IX or as otherwise permitted under the DGCL with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

*           *           *           *           *

IN WITNESS WHEREOF, the undersigned officer of the Corporation has duly executed this Amended and Restated Certificate of Incorporation as of the date first written above.

SPORT SUPPLY GROUP, INC.

By:      _________________________________
Name:
Title: